Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

LIVE OAK ACQUISITION CORP. II

LIVE OAK MERGER SUB INC.

and

NAVITAS SEMICONDUCTOR LIMITED,

including as domesticated in the State of Delaware as

NAVITAS SEMICONDUCTOR IRELAND, LLC

Dated as of May 6, 2021

5.11	Labor and Employment Matters	54
5.12	Real Property; Title to Assets	56
5.13	Intellectual Property	57
5.14	Taxes	61
5.15	Environmental Matters	65
5.16	Material Contracts	66
5.17	Customers, Vendors and Suppliers	68
5.18	Insurance	69
5.19	Board Approval; Vote Required	69
5.20	Certain Business Practices	70
5.21	Interested Party Transactions.	72
5.22	Exchange Act; Sarbanes-Oxley	72
5.23	Brokers	73
5.24	Product Warranty; Product Liability	73
5.25	Exclusivity of Representations and Warranties	74

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF LOKB AND MERGER SUB		74

6.01	Corporate Organization	74
6.02	Organizational Documents	75
6.03	Capitalization	75
6.04	Authority Relative to This Agreement	76
6.05	No Conflict; Required Filings and Consents	77
6.06	Compliance	78
6.07	SEC Filings; Financial Statements; Sarbanes-Oxley	78
6.08	Business Activities	80
6.09	Absence of Certain Changes or Events	81
6.10	Absence of Litigation	81
6.11	Board Approval; Vote Required	82
6.12	No Prior Operations of Merger Sub	82
6.13	Brokers	82
6.14	LOKB Trust Fund	82
6.15	Employees	83
6.16	Taxes	84
6.17	Registration and Listing	86
6.18	LOKB’s and Merger Sub’s Investigation and Reliance	86
6.19	Private Placements	87
6.20	Related Party Transactions	87
6.21	Investment Company Act	87

ARTICLE VII CONDUCT OF BUSINESS PENDING THE MERGER		88

7.01	Conduct of Business by the Company Pending the Merger	88
7.02	Conduct of Business by LOKB and Merger Sub Pending the Merger	93
7.03	Claims Against Trust Account	95

ARTICLE VIII ADDITIONAL AGREEMENTS		96

8.01	No Solicitation	96
8.02	Registration Statement; Consent Solicitation; Proxy Statement	98
8.03	Consent Solicitation; Written Consent; Company Change in Recommendation	101
8.04	LOKB Stockholders’ Meeting; and Merger Sub Stockholder’s Approval	103
8.05	Access to Information; Confidentiality	103
8.06	Employee Benefits Matters	104
8.07	Directors’ and Officers’ Indemnification	105
8.08	Notification of Certain Matters	108
8.09	Further Action; Reasonable Best Efforts	108
8.10	Public Announcements	109
8.11	Stock Exchange Listing	109
8.12	Antitrust	109
8.13	Trust Account	111
8.14	Tax Matters	111
8.15	LOKB Directors	112
8.16	Audited Financial Statements	112
8.17	Termination of Interested Party Transactions	112
8.18	Valuation Analysis	112
8.19	Company Warrants	113
8.20	Private Placements	113

ARTICLE IX CONDITIONS TO THE MERGER		114

9.01	Conditions to the Obligations of Each Party	114
9.02	Conditions to the Obligations of LOKB and Merger Sub	115
9.03	Conditions to the Obligations of the Company	117

ARTICLE X TERMINATION, AMENDMENT AND WAIVER		118

10.01	Termination	118
10.02	Effect of Termination	119

10.03	Expenses	120
10.04	Amendment	120
10.05	Waiver	120

ARTICLE XI GENERAL PROVISIONS		120

11.01	Notices	120
11.02	Nonsurvival of Representations, Warranties and Covenants	121
11.03	Severability	121
11.04	Entire Agreement; Assignment	122
11.05	Parties in Interest	122
11.06	Governing Law	122
11.07	Waiver of Jury Trial	123
11.08	Headings	123
11.09	Counterparts	123
11.10	Specific Performance	124
11.11	No Recourse	124

Exhibit A	Shareholder Support Agreement
Exhibit B	Form of Amended and Restated Registration Rights Agreement
Exhibit C	Form of Sponsor Letter Amendment
Exhibit D	Form of Amended and Restated Organizational Documents of Navitas Ireland
Exhibit E	Form of Amended and Restated Limited Liability Company Agreement of Navitas Delaware
Exhibit F	Form of Second Amended and Restated Certificate of Incorporation of LOKB
Exhibit G	Form of Amended and Restated Bylaws of LOKB
Exhibit H	Officers of Navitas Delaware and Directors and Officers of LOKB Following the Merger
Exhibit I	Form of Written Consent in Lieu of Special Meeting of Company Shareholders
Exhibit J	Form of LTIP
Schedule A	Knowledge Parties
Schedule B	Key Company Shareholders
Schedule C	Minority Investors

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of May 6, 2021 (this “Agreement”), is entered into by and among Live Oak Acquisition Corp. II, a Delaware corporation (“LOKB”), Live Oak Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Navitas Semiconductor Limited, a private company limited by shares organized under the Laws of Ireland (“Navitas Ireland”) and domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware” and together with Navitas Ireland, the “Company”).

WHEREAS, Merger Sub is a wholly owned direct subsidiary of LOKB;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and, to the extent expressly stated herein, the Companies Act 2014 of Ireland (the “Companies Act”), the parties hereto are entering into this Agreement pursuant to which (a) LOKB will be obligated to commence a tender offer for the entire issued share capital of Navitas Ireland other than the Navitas Ireland Restricted Shares issued pursuant to the 2020 Equity Incentive Plan (and excluding, for the avoidance of doubt, the Navitas Ireland Restricted Stock Units) (the “Tender Offer”) and (b) Merger Sub will merge with and into Navitas Delaware (the “Merger”), with Navitas Delaware surviving the Merger as a wholly owned subsidiary of LOKB, and as a result of the Tender Offer and the Merger, the Company will be a wholly owned direct subsidiary of LOKB;

WHEREAS, for U.S. federal income Tax purposes, (a) it is intended that the Tender Offer and the Merger, together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, for Irish Tax purposes, it is intended that the Merger and the Tender Offer, together, qualify as a reconstruction and/or an exchange of shares to which the provisions of Sections 586 and 587 of the TCA apply;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement (including the Tender Offer and the Merger) and the other Transaction Documents to which the Company is a party are fair to and in the best interests of the Company and its shareholders, (b) approved, adopted and declared the advisability of this Agreement and the other Transaction Documents to which the Company is a party and approved the Merger, the other Transactions and the performance by the Company of its obligations under the Transaction Documents to which it is a party, (c) recommended that each of the shareholders of the Company accept the Tender Offer and (d) recommended that each of the shareholders of the Company approve this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for the consideration of the Company’s shareholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of LOKB (the “LOKB Board”) has (a) determined that this Agreement and the other Transaction Documents to which LOKB is a party and the Transactions (including the Tender Offer and the Merger) are fair to and in the best interests of LOKB and its stockholders, (b) approved this Agreement and the other Transaction Documents to which LOKB is a party and the Transactions (including the Tender Offer and the Merger) and declared their advisability, and (c) recommended that the stockholders of LOKB approve the Transactions (including the consummation of the Tender Offer and the Merger) and directed that this Agreement and the Transactions (including the consummation of the Tender Offer and the Merger) be submitted for consideration by the stockholders of LOKB at the LOKB Stockholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Key Company Shareholders (as holders of at least eighty percent (80%) of each class of the issued and allotted Navitas Ireland Shares and as holders of a number of issued and outstanding Navitas Delaware Shares sufficient to constitute the Requisite Company Shareholder Approval) have entered into a Shareholder Tender and Support Agreement with LOKB and the Company, a copy of which is attached as Exhibit A hereto (the “Shareholder Support Agreement”), providing that, among other things, the applicable Key Company Shareholders (a) irrevocably agree to accept the offer in respect of their Navitas Ireland Shares made pursuant to the Tender Offer and (b) irrevocably agree to vote their Navitas Delaware Shares in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, in connection with the Closing, LOKB and certain stockholders of LOKB and certain shareholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, LOKB, its officers and directors, and Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (the “Sponsor”), are parties to that certain Letter Agreement, dated December 2, 2020 (the “Letter Agreement”), providing that, among other things, such parties will vote their shares of LOKB Common Stock in favor of this Agreement, the consummation of the Tender Offer, the Merger and the other transactions contemplated by this Agreement, and not redeem any shares of LOKB Common Stock in connection with such stockholder approval, which Letter Agreement will be amended as of the Closing substantially in the form attached hereto as Exhibit C (the “Sponsor Letter Amendment”);

WHEREAS, LOKB, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (the “Private Placement Investors”) pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of LOKB Class A Common Stock at a purchase price of $10.00 per share in a private placement or placements (the “Private Placements”) to be consummated immediately prior to, or concurrently with, the Closing; and

WHEREAS, concurrently with the execution and delivery of this Agreement, LOKB, the Company and certain shareholders of the Company have entered into lock-up agreements (the “Navitas Lock-Up Agreements”), pursuant to which such shareholders have agreed, subject to certain exceptions, to not transfer the shares of LOKB Class A Common Stock (including such shares subject to equity incentive awards) received by them in connection with the Merger and the Tender Offer for a period of one (1) year following the Closing Date or such longer periods as are specified therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. For purposes of this Agreement:

“2020 Equity Incentive Plan” means the Company’s 2020 Equity Incentive Plan, as amended, supplemented or modified from time to time.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Shareholder Support Agreement, Registration Rights Agreement, the Sponsor Letter Amendment, the Navitas Lock-Up Agreements and all other agreements, certificates and instruments executed and delivered by LOKB, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) the Criminal Justice (Corruption Offences) Act 2018, (d) the Criminal Law of the People’s Republic of China articles 389-393 (e) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (f) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Binding Date” means the date on which the Minimum Tender Condition is satisfied in respect of the Tender Offer to be made for each class of Navitas Ireland Shares in issue.

“Business Data” means all business information and data, including Personal Information (whether of employees, customers, consumers, or other persons and whether in electronic or any other form or medium) that is collected, used, stored, shared, distributed, transferred, disclosed, or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, or in Dublin, Ireland.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided to the Company or any Company Subsidiaries via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than LOKB, the Surviving Company or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in LOKB, the Surviving Company or any of their respective subsidiaries on a fully diluted basis (including, for the avoidance of doubt, taking into consideration any Earnout Shares that may become issuable), (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of LOKB immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of LOKB, the Surviving Company or any of their respective subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of or economic rights or interests in the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, on a fully diluted basis (including, for the avoidance of doubt, taking into consideration any Earnout Shares that may become issuable), or (c) the result of which is a sale of all or substantially all of the assets of LOKB or the Surviving Company to any person.

“Company Common Shares” means the Navitas Ireland Common Shares and the Navitas Delaware Common Shares.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (x) would have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (y) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or any other Transaction Documents or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof); (e) any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics (including COVID-19) or other force majeure events, including, in each case, any escalation or worsening thereof; (f) any Law, directive or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive or guideline or interpretation thereof or the Company’s or any Company Subsidiary’s compliance therewith; (g) any actions taken or not taken by the Company or the Company Subsidiaries as required or expressly permitted by this Agreement or with the written consent of LOKB; (h) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Tender Offer, the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (i) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means the Navitas Delaware Options and the Navitas Ireland Options.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Shares” means the Navitas Ireland Preferred Shares and the Navitas Delaware Preferred Shares.

“Company Restricted Shares” means the Navitas Ireland Restricted Shares and the Navitas Delaware Restricted Shares.

“Company Restricted Stock Units” means the Navitas Ireland Restricted Stock Units and the Navitas Delaware Restricted Stock Units.

“Company Shareholders’ Agreement” means the shareholders’ agreement relating to the Company dated September 1, 2020.

“Company Shares” means the Company Common Shares and the Company Preferred Shares

“Company Subsidiary” means each subsidiary of the Company.

“Company Valuation” means the number obtained from the following calculation: (a) $950,000,000 minus (b) the Stamp Duty Amount.

“Compulsory Transfer Condition” means the condition that the Dissenting Shareholders are required in accordance with Chapter 2 of Part 9 of the Companies Act to transfer their Navitas Ireland Shares to LOKB as a result of the Tender Offer pursuant to Section 2.01(e). For the avoidance of doubt, the Compulsory Transfer Condition will only cease to apply if and when all Navitas Ireland Shares have been irrevocably tendered pursuant to the Tender Offer.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or the Company Subsidiaries that is not already generally available to the public or that the Company or a Company Subsidiary purports to maintain as a trade secret under applicable Laws, or (b) any Suppliers or customers of the Company or any Company Subsidiaries that either the Company or any Company Subsidiary is bound to keep confidential.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter-in-place,” “stay-at-home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act (CARES).

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Earnout Period” means the time period beginning on the day following the first 150 days following the Closing Date and ending on the five-year anniversary of the Closing Date.

“Eligible Company Equityholder” means: (a) a holder of a Navitas Ireland Common Share or Navitas Delaware Common Share (including, for the avoidance of doubt, a Navitas Ireland Restricted Share or a Navitas Delaware Restricted Share) immediately prior to the Closing; (b) a holder of a Navitas Ireland Preferred Share or a Navitas Delaware Preferred Share immediately prior to the Closing; (c) a holder of a Navitas Ireland Option or Navitas Delaware Option immediately prior to the Closing; (d) a holder of a Navitas Ireland Warrant or Navitas Delaware Warrant immediately prior to the Closing; and (e) a holder of a Navitas Ireland Restricted Stock Unit or a Navitas Delaware Restricted Stock Unit.

“Eligible Company Employee” means any Eligible Company Equityholder who is actively employed by the Company or any Company Subsidiary and holds a Navitas Ireland Option, a Navitas Delaware Option, a Navitas Ireland Restricted Share, a Navitas Delaware Restricted Share, a Navitas Ireland Restricted Stock Unit or a Navitas Delaware Restricted Stock Unit, in each case immediately prior to the Closing.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means any Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) pollution or protection of the environment, natural resources or human health and safety (to the extent related to Hazardous Substances); or (d) the characterization of Products or services as renewable, green, sustainable or similar such claims.

“Equity Interests” means (a) any partnership interests; (b) any membership interests or units; (c) any shares of capital stock or other shares; (d) any other security, instrument, interest, participation or other right that confers on a person the right to receive a portion of the profits and losses of, or residual value of, or distribution of assets of, the issuing entity; (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any person to purchase or otherwise acquire, whether by conversion, exercise, exchange or otherwise, any of the securities, instruments, interests, participation or other rights described in clauses (a) through (d) above; (f) any securities convertible into or exercisable or exchangeable for any of the securities, instruments, interests, participation or other rights described in clauses (a) through (d) above; or (g) any other interest classified as an equity security of a person for whatever reason (including for accounting or Tax purposes).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Export and Import Laws” means all applicable Laws relating to the export, re-export, transfer, or import of goods or services, including (a) those Laws under the authority of the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-199; and State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130 and (b) all comparable applicable Laws outside the United States, including the EU Dual Use Regulation.

“Government Official” means any officer or employee of a government, a public international organization, or any department or agency thereof or any person acting in an official capacity for such government or organization, including (a) a foreign official as defined in the Foreign Corrupt Practices Act of 1977, (b) a foreign public official as defined in the United Kingdom Bribery Act 2010, (c) an official as defined in the Criminal Justice (Corruption Offences) Act 2018, (d) a State functionary as defined in the Criminal Law of the People’s Republic of China, (e) an officer or employee of a government-owned, controlled, operated enterprise, and (f) any non-U.S. political party or party official or any candidate for non-U.S. political office.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their counterparts in other jurisdictions, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, (e) electronic waste and (f) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, mask works and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), (e) Internet domain names and social media accounts, and (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Key Company Shareholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A with respect to the Company after reasonable inquiry, and in the case of LOKB, the actual knowledge of the persons listed on Schedule A with respect to LOKB after reasonable inquiry.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, decree, order, judgment, rule, binding regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant or subtenant, together with, to the extent leased or subleased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), as well as any and all leases, options, rights of first refusal, rights of first offer, easements, covenants, restrictions, encroachments, overlapping of improvements, and other encumbrances or rights of any kind or character, whether vested or contingent, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, and whether imposed by agreement, understanding, law, equity, statute, or otherwise.

“LOKB Cash” means, as of the date or time of determination: (a) all amounts in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the LOKB Organizational Documents, if any) plus (b) all other cash and cash equivalents of LOKB (for the avoidance of doubt, excluding the amounts described in the immediately preceding clause (a)) plus (c) the amount finally delivered to LOKB at or prior to the Closing in connection with the consummation of the Private Placements.

“LOKB Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of LOKB, dated December 2, 2020.

“LOKB Class A Common Stock” means LOKB’s Class A Common Stock, par value $0.0001 per share.

“LOKB Common Stock” means LOKB’s Class A Common Stock and the LOKB Founders Stock.

“LOKB Founders Stock” means LOKB’s Class B Common Stock, par value $0.0001 per share.

“LOKB Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (x) would have a material adverse effect on the business, financial condition or results of operations of LOKB, or (y) would prevent, materially delay or materially impede the performance by LOKB or Merger Sub of their respective obligations under this Agreement or the other Transaction Documents or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a LOKB Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which LOKB operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof); (e) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics (including COVID-19) or other force majeure events, including, in each case, any escalation or worsening thereof; (f) any Law, directive or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive or guideline or interpretation thereof or LOKB’s or any of its subsidiaries’ compliance therewith; (g) any actions taken or not taken by LOKB or Merger Sub as required or expressly permitted by this Agreement or with the written consent of the Company; or (h) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Tender Offer, the Merger or any of the other Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), except in the cases of clauses (a) through (d), to the extent that LOKB is materially disproportionately affected thereby as compared with other participants in the industry in which LOKB operates.

“LOKB Minimum Cash” means an amount equal to $250,000,000.

“LOKB Transaction Costs” means all out-of-pocket fees, costs and expenses of LOKB or Merger Sub incurred prior to or as of the Closing reasonably related to the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions (including the Private Placements), including, without duplication, (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting, investor, public relations, research, due diligence or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by LOKB or Merger Sub (to the extent LOKB or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC, including with respect to fees incurred in connection with due diligence and (b) the cash portion of any loan payable to the Sponsor, the proceeds from which are used by LOKB to pay any of the fees, costs or expenses set forth in clause (a), but excluding, for the avoidance of doubt, (i) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred in the ordinary course of business consistent with past practice and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions, (ii) the filing fee for the Notification and Report Forms filed under the HSR Act and (iii) the cash portion of any loan payable to the Sponsor, the proceeds from which are used by LOKB to pay any of the fees, costs or expenses set forth in clauses (i) and (ii).

“LOKB Units” means one share of LOKB Class A Common Stock and one-third of one LOKB Warrant.

“LOKB Warrant Agreement” means that certain warrant agreement dated December 2, 2020, by and between LOKB and Continental Stock Transfer & Trust Company.

“LOKB Warrants” means whole warrants to purchase shares of LOKB Class A Common Stock as contemplated under the LOKB Warrant Agreement, with each whole warrant exercisable for one share of LOKB Class A Common Stock at an exercise price of $11.50.

“Minimum Tender Amount” means one hundred percent (100%) of each class of then issued and allotted Navitas Ireland Shares (whether pursuant to the Tender Offer, the compulsory acquisition procedure provided under Section 457 of the Companies Act or otherwise, but excluding the Navitas Ireland Restricted Shares issued pursuant to the 2020 Equity Incentive Plan, which are addressed in Section 4.01(c), and, for the avoidance of doubt, the Navitas Ireland Restricted Stock Units, which are addressed in Section 4.01(d)) shall be acquired by LOKB at the Acceptance Time.

“Minimum Tender Condition” means the condition that the offers made pursuant to the Tender Offer for Navitas Ireland Shares shall have been accepted in respect of Navitas Ireland Shares representing at least eighty percent (80%) of each class of then issued and allotted Navitas Ireland Shares.

“Navitas Delaware Aggregate Consideration Shares” means a number of shares of LOKB Class A Common Stock equal to the number obtained from the following calculation: (a) the Company Valuation multiplied by (b) the Navitas Delaware Percentage divided by (c) $10.00.

“Navitas Delaware Common Shares” means the limited liability company interests represented by the ordinary shares of Navitas Delaware par value U.S.$ 0.0001 per share, as such reference is used in the Navitas Delaware LLC Agreement, including, for the avoidance of doubt, any such limited liability company interests that were originally issued with vesting and forfeiture restrictions that have since vested and/or lapsed.

“Navitas Delaware Exchange Ratio” means the following ratio (rounded to four decimal places): (a) the Navitas Delaware Aggregate Consideration Shares divided by (b) the Navitas Delaware Fully-Diluted Outstanding Shares.

“Navitas Delaware Fully-Diluted Outstanding Shares” means the total number of Navitas Delaware Common Shares that would be outstanding immediately prior to the Closing, expressed on a fully-diluted and as-converted to Navitas Delaware Common Shares basis, and including, without duplication, (a) the number of Navitas Delaware Common Shares actually outstanding immediately prior to the Closing (including, for the avoidance of doubt, Navitas Delaware Restricted Shares), (b) the number of Navitas Delaware Common Shares that would be issuable upon conversion of Navitas Delaware Preferred Shares, assuming all of the of Navitas Delaware Preferred Shares were subject to an Automatic Conversion Event (as defined in the Navitas Ireland Constitution) as of immediately prior to the Closing, (c) the number of Navitas Delaware Common Shares subject to Navitas Delaware Options that are issuable upon the net exercise of such Navitas Delaware Options (assuming that the fair market value of one Navitas Delaware Common Share issuable pursuant to a Navitas Delaware Option in accordance with its terms equals (i) the Navitas Delaware Exchange Ratio multiplied by (ii) $10.00), which Navitas Delaware Options are outstanding and vested in accordance with their respective terms as of immediately prior to the Closing, (d) the number of Navitas Delaware Common Shares issuable upon the cash exercise of the unexpired Navitas Delaware Warrants (assuming that the fair market value of one Navitas Delaware Common Share issuable pursuant to a Navitas Delaware Warrant in accordance with its terms equals (i) the Navitas Delaware Exchange Ratio multiplied by (ii) $10.00 and assuming that any Navitas Delaware Warrants exercisable for Navitas Delaware Preferred Shares were instead exercisable for Navitas Delaware Common Shares based on the applicable conversion ratio for such Navitas Delaware Preferred Shares in connection with an Automatic Conversion Event (as defined in the Navitas Ireland Constitution)), which unexpired Navitas Delaware Warrants are issued and outstanding as of immediately prior to the Closing, and (e) the number of Navitas Delaware Common Shares issuable upon the settlement of the Navitas Delaware Restricted Stock Units actually outstanding immediately prior to the Closing (assuming no net settlements) (assuming, solely for purposes of the foregoing clauses (a) through (e), that all Navitas Delaware Options, Navitas Delaware Warrants and Navitas Delaware Restricted Stock Units are vested and after taking into consideration any Navitas Delaware Warrants that are terminated, exercised or deemed exercised by their terms as contemplated by Section 8.19 prior to the Offer Expiration Time).

“Navitas Delaware LLC Agreement” means the Limited Liability Company Agreement of Navitas Delaware, including, for the avoidance of doubt, the schedules attached thereto, which include the Navitas Ireland Constitution and the Company Shareholders’ Agreement, as amended, supplemented or modified from time to time.

“Navitas Delaware Options” means all incentive stock options and nonqualified stock options to purchase Navitas Delaware Common Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the 2020 Equity Incentive Plan. For the avoidance of doubt, “Navitas Delaware Options” shall not include any “Navitas Delaware Warrants”.

“Navitas Delaware Preferred Shares” means the Navitas Delaware Series A Preferred Shares, Navitas Delaware Series B Preferred Shares, Navitas Delaware Series B-1 Preferred Shares and Navitas Delaware Series B-2 Preferred Shares.

“Navitas Delaware Restricted Shares” means the outstanding, unvested restricted Navitas Delaware Common Shares granted pursuant to (a) the 2020 Equity Incentive Plan (including, for clarity, upon the exercise of Navitas Delaware Options) or (b) any other written agreement imposing vesting and forfeiture restrictions.

“Navitas Delaware Restricted Stock Units” means the outstanding restricted stock units of Navitas Delaware granted pursuant to the 2020 Equity Incentive Plan following the date of this Agreement and prior to the Closing.

“Navitas Delaware Series A Preferred Shares” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series A Preferred Stock in the Navitas Delaware LLC Agreement.

“Navitas Delaware Series B Preferred Shares” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series B Preferred Stock in the Navitas Delaware LLC Agreement.

“Navitas Delaware Series B-1 Preferred Shares” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series B-1 Preferred Stock in the Navitas Delaware LLC Agreement.

“Navitas Delaware Series B-2 Preferred Shares” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series B-2 Preferred Stock in the Navitas Delaware LLC Agreement.

“Navitas Delaware Shares” means the Navitas Delaware Common Shares and the Navitas Delaware Preferred Shares.

“Navitas Ireland Aggregate Consideration Shares” means a number of shares equal to the number obtained from the following calculation: (a) the Company Valuation multiplied by (b) the Navitas Ireland Percentage divided by (c) $10.00.

“Navitas Ireland Common Shares” means the ordinary shares of Navitas Ireland par value U.S.$ 0.0001 per share, including, for the avoidance of doubt, any such ordinary shares that were originally issued with vesting and forfeiture restrictions that have since vested and/or lapsed.

“Navitas Ireland Constitution” means the Constitution of Navitas Ireland adopted by special resolution passed on September 1, 2020, as amended, supplemented or modified from time to time.

“Navitas Ireland Exchange Ratio” means the following ratio (rounded to four decimal places): (a) the Navitas Ireland Aggregate Consideration Shares divided by (b) the Navitas Ireland Fully-Diluted Allotted Shares.

“Navitas Ireland Fully-Diluted Allotted Shares” means the total number of Navitas Ireland Common Shares that would be allotted immediately prior to the Closing, expressed on a fully-diluted and as-converted to Navitas Ireland Common Shares basis, and including, without duplication, (a) the number of Navitas Ireland Common Shares actually allotted immediately prior to the Closing (including, for the avoidance of doubt, Navitas Ireland Restricted Shares), (b) the number of Navitas Ireland Common Shares that would be issuable upon conversion of Navitas Ireland Preferred Shares, assuming all of the Navitas Ireland Preferred Shares were subject to an Automatic Conversion Event (as defined in the Navitas Ireland Constitution) as of immediately prior to the Closing, (c) the number of Navitas Ireland Common Shares subject to Navitas Ireland Options that are issuable upon the net exercise of such Navitas Ireland Options (assuming that the fair market value of one Navitas Ireland Common Share issuable pursuant to a Navitas Ireland Option in accordance with its terms equals (i) the Navitas Ireland Exchange Ratio multiplied by (ii) $10.00), which Navitas Ireland Options are allotted and vested in accordance with their respective terms as of immediately prior to the Closing, (d) the number of Navitas Ireland Common Shares issuable upon the cash exercise of the unexpired Navitas Ireland Warrants (assuming that the fair market value of one Navitas Ireland Common Share issuable pursuant to a Navitas Ireland Warrant in accordance with its terms equals (i) the Navitas Ireland Exchange Ratio multiplied by (ii) $10.00 and assuming that any Navitas Ireland Warrants exercisable for Navitas Ireland Preferred Shares were instead exercisable for Navitas Ireland Common Shares based on the applicable conversion ratio for such Navitas Ireland Preferred Shares in connection with an Automatic Conversion Event (as defined in the Navitas Ireland Constitution)), which unexpired Navitas Ireland Warrants are issued and allotted as of immediately prior to the Closing, and (e) the number of Navitas Ireland Common Shares issuable upon the settlement of Navitas Ireland Restricted Stock Units actually allotted immediately prior to the Closing (assuming no net settlements) (assuming, solely for purposes of the foregoing clauses (a) through (e), that all Navitas Ireland Options, Navitas Ireland Warrants and Navitas Ireland Restricted Stock Units are vested and after taking into consideration any Navitas Ireland Warrants that are terminated, exercised or deemed exercised by their terms as contemplated by Section 8.19 prior to the Offer Expiration Time).

“Navitas Ireland Options” means all incentive stock options and nonqualified stock options to purchase Navitas Ireland Common Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the 2020 Equity Incentive Plan. For the avoidance of doubt, “Navitas Ireland Options” shall not include any “Navitas Ireland Warrants”.

“Navitas Ireland Preferred Shares” means the Navitas Ireland Series A Preferred Shares, Navitas Ireland Series B Preferred Shares, Navitas Ireland Series B-1 Preferred Shares and Navitas Ireland Series B-2 Preferred Shares.

“Navitas Ireland Restricted Shares” means the allotted, unvested restricted Navitas Ireland Common Shares granted pursuant to (a) the 2020 Equity Incentive Plan (including, for clarity, upon the exercise of Navitas Ireland Options) or (b) any other written agreement imposing vesting and forfeiture restrictions.

“Navitas Ireland Restricted Stock Units” means the allotted restricted stock units granted pursuant to the 2020 Equity Incentive Plan following the date of this Agreement and prior to the Closing.

“Navitas Ireland Series A Preferred Shares” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series A Preferred Stock in the Navitas Ireland Constitution.

“Navitas Ireland Series B Preferred Shares” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series B Preferred Stock in the Navitas Ireland Constitution.

“Navitas Ireland Series B-1 Preferred Shares” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series B-1 Preferred Stock in the Navitas Ireland Constitution.

“Navitas Ireland Series B-2 Preferred Shares” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series B-2 Preferred Stock in the Navitas Ireland Constitution.

“Navitas Ireland Shares” means the Navitas Ireland Common Shares and the Navitas Ireland Preferred Shares.

“New Employment Agreement” means a written employment agreement, which employment agreement shall be effective upon, and conditioned upon the occurrence of, the Closing.

“Open Source Software” means any Software that is licensed pursuant to (a) any license that is a license that has been approved by the open source initiative as of the date of this Agreement and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Organizational Documents” means (a) with respect to a corporation or company, the charter, constitution, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement and (d) with respect to any other person the organizational, constituent or governing documents or instruments of such person; provided, however, that with respect to LOKB, the Organizational Documents of LOKB shall also include the Trust Agreement.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business consistent with past practice, or deposits to obtain the release of such Liens, (ii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been made in accordance with GAAP, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated by, and do not materially interfere with, the present uses of any real or personal property subject thereto, (iv) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice, (v) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are not violated by, and do not materially interfere with, the present uses of such real property, and (vi) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that have not been subordinated to the affected estates leases, subleases, easements, licenses, rights of use, rights to access, or rights of way.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual, device or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), (b) any other data used to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, (c) any other, similar information or data regulated by applicable Laws and (d) any information that is covered by PCI DSS.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of the Company’s Business Systems or Personal Information, including the following Laws and their implementing regulations to the extent they apply to the Company’s Business Systems or Personal Information: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Pro Rata Share” means, for each Eligible Company Equityholder, (a) with respect to Earnout Shares to be issued as additional consideration for the Merger, if any, a percentage determined by dividing (i) the aggregate number of Navitas Delaware Fully-Diluted Outstanding Shares represented by the Navitas Delaware Common Shares (including, for the avoidance of doubt, Navitas Delaware Restricted Shares), Navitas Delaware Preferred Shares, Navitas Delaware Options, Navitas Delaware Warrants and Navitas Delaware Restricted Stock Units held by such Eligible Company Equityholder immediately prior to the Closing, by (ii) the aggregate number of Navitas Delaware Fully-Diluted Outstanding Shares, and (b) with respect to Earnout Shares to be issued as additional consideration for the Tender Offer, if any, a percentage determined by dividing (i) the aggregate number of Navitas Ireland Fully-Diluted Allotted Shares represented by the Navitas Ireland Common Shares (including, for the avoidance of doubt, Navitas Ireland Restricted

Shares), Navitas Ireland Preferred Shares, Navitas Ireland Options, Navitas Ireland Warrants and Navitas Ireland Restricted Stock Units held by such Eligible Company Equityholder immediately prior to the Closing, by (ii) the aggregate number of Navitas Ireland Fully-Diluted Allotted Shares (assuming, solely for purposes of the foregoing clauses (a) and (b), that all Navitas Delaware Options, Navitas Ireland Options, Navitas Delaware Warrants and Navitas Ireland Warrants are vested and after taking into consideration any Navitas Delaware Warrants and Navitas Ireland Warrants that are terminated, exercised or deemed exercised by their terms as contemplated by Section 8.19 prior to the Offer Expiration Time).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously or is currently deriving revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Sections 9.2 and 9.7 of Article IX of the LOKB Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Sanctioned Person” means any individual or entity that is, or is owned 50 percent or more, individually or in the aggregate by, controlled by, or acting on behalf of, any individual or entity that is, (a) listed on any Sanctions Law-related list of designated or blocked persons promulgated by the United States or any other Governmental Authority with jurisdiction over the Company or any Company Subsidiary, including but not limited to the Sanctions Lists; or (b) the government of, resident in, or organized under the laws of Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region; or the Government of Venezuela.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered or enforced by (a) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Sanctions Lists” means the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control; the Denied Persons, Entity, or Unverified Lists administered by the U.S. Department of Commerce’s Bureau of Industry and Security; and similar prohibited persons lists promulgated in accordance with United Nations Security Council resolutions.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in any format, including object code, bytecode or source code) and related documentation and materials.

“Stamp Duty Amount” means the product of (a) one percent (1%) multiplied by (b) LOKB’s good faith estimate of the market value of the outstanding Navitas Ireland Shares immediately prior to the consummation of the Tender Offer, being (i) the average of the volume weighted average price of one share of LOKB Class A Common Stock during the ten (10) consecutive Trading Days immediately prior to the last full Trading Day that precedes the delivery of the Company Closing Statement, as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by LOKB and the Company multiplied by (ii) the number of LOKB Class A Common Stock (including the Maximum Tender Offer Earnout Shares) to be issued to all holders of Navitas Ireland Shares pursuant to the Tender Offer estimated in good faith by LOKB as of the date the LOKB Closing Statement is delivered.

“subsidiary” or “subsidiaries” of the Company, the Surviving Company, LOKB or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax”, “Taxes” or “Taxation” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, social security, unemployment, withholding, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“TCA” means the Taxes Consolidation Act, 1997 of Ireland.

“Termination Condition” means this Agreement shall not have been terminated as of any applicable date of determination.

“Trading Day” means any day on which shares of LOKB Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of LOKB Class A Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the volume-weighted average closing sale price of one share of LOKB Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of LOKB Class A Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period (which dollar value shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to LOKB Class A Common Stock occurring at or after the Closing (other than the conversion of the LOKB Founders Stock into LOKB Class A Common Stock at the Closing).

“Triggering Event II” means the date on which the volume-weighted average closing sale price of one share of LOKB Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of LOKB Class A Common Stock are then listed) is greater than or equal to $17.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period (which dollar value shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to LOKB Class A Common Stock occurring at or after the Closing (other than the conversion of the LOKB Founders Stock into LOKB Class A Common Stock at the Closing).

“Triggering Event III” means the date on which the volume-weighted average closing sale price of one share of LOKB Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of LOKB Class A Common Stock are then listed) is greater than or equal to $20.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period (which dollar value shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to LOKB Class A Common Stock occurring at or after the Closing (other than the conversion of the LOKB Founders Stock into LOKB Class A Common Stock at the Closing).

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to LOKB in connection with its due diligence investigation of the Company relating to the Transactions.

1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 5.07(b)
Acceptance Time	§ 2.01(d)
Action	§ 5.09
Agreement	Preamble
Alternative Transaction	§ 8.01(a)
Antitrust Laws	§ 8.12(a)
Audited Financial Statements	§ 5.07(a)
Blue Sky Laws	§ 5.05(b)
Call Notice	§ 2.01(e)(ii)
Certificate of Merger	§ 3.02(a)
Certificates	§ 4.02(b)
Claims	§ 7.03
Closing	§ 3.02(b)
Closing Date	§ 3.02(b)
Code	§ 4.02(h)
Companies Act	Recitals
Company	Preamble
Company Board	Recitals
Company Change in Recommendation	§ 8.03(b)
Company Closing Statement	§ 4.04(c)

Defined Term	Location of Definition
Company Disclosure Schedule	Article V
Company Permits	§ 5.06
Company Recommendation	Recitals
Company Warrants	§ 5.03(b)
Confidentiality Agreement	§ 8.05(b)
Consent Solicitation Statement	§ 8.02(a)
Continuing Employees	§ 8.06(c)
Contracting Parties	§ 11.11
D&O Insurance	§ 8.07(c)
Data Security Requirements	§ 5.13(j)
Dissenting Shareholders	§ 2.01(e)(ii)
DGCL	Recitals
DLLCA	Recitals
Earnout Shares	§ 4.03(a)
Effective Time	§ 3.02(a)
Employee Contributions	§ 5.10(r)
Employer Contributions	§ 5.10(r)
Environmental Permits	§ 5.15
ERISA Affiliate	§ 5.10(c)
Exchange Agent	§ 4.02(a)
Exchange Fund	§ 4.02(a)
Financial Statement Delivery Date	§ 10.01(b)
Forfeited Employee Earnout Shares	§ 4.03(d)
Forfeited Warrant Earnout Shares	§ 4.03(e)
GAAP	§ 5.07(a)
Governmental Authority	§ 5.05(b)
Health Plan	§ 5.10(k)
Interested Party Transaction	§ 5.21(a)
IRS	§ 5.12(b)
Lease	§ 5.12(b)
Lease Documents	§ 5.12(a)
Letter Agreement	Recitals
Letter of Transmittal	§ 4.02(b)
LOKB	Preamble
LOKB Alternative Transaction	§ 8.01(d)
LOKB Assumed Warrant	§ 4.01(d)
LOKB Board	Recitals
LOKB Closing Statement	§ 4.04(b)
LOKB D&O Insurance	§ 8.07(d)

Defined Term	Location of Definition
LOKB Disclosure Schedule	Article VI
LOKB Option	§ 4.01(b)
LOKB Permit	§ 6.06
LOKB Preferred Stock	§ 6.03(a)
LOKB Proposals	§ 8.04(a)
LOKB Restricted Stock	§ 4.01(c)
LOKB Restricted Stock Units	§ 4.01(d)
LOKB SEC Reports	§ 6.07(a)
LOKB Stockholders’ Meeting	§ 8.04(a)
LOKB Tail Policy	§ 8.07(d)
LTIP	§ 8.06(a)
Material Contracts	§ 5.16(a)
Material Customer Prospects	§ 5.17
Material Customers	§ 5.17
Material Suppliers	§ 5.17
Maximum Annual Premium	§ 8.07(c)
Maximum Merger Earnout Shares	§ 4.03(b)
Maximum Number of Earnout Shares	§ 4.03(b)
Maximum Tender Offer Earnout Shares	§ 4.03(b)
Merger	Recitals
Merger Materials	§ 8.02(d)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 6.03(b)
Money Laundering Laws	§ 5.20(b)
Navitas Delaware	Preamble
Navitas Delaware Percentage	§ 8.18
Navitas Delaware Warrants	§ 5.03(b)
Navitas Ireland	Preamble
Navitas Ireland Percentage	§ 8.18
Navitas Ireland Warrants	§ 5.03(b)
Navitas Lock-Up Agreements	Recitals
Nonparty Affiliates	§ 11.11
Offer Expiration Time	§ 2.01(c)
Offer Conditions	§ 2.01(b)
Outside Date	§ 10.01(b)
PCAOB Audited Financial Statements	§ 8.16
Per Share Merger Consideration	§ 4.01(a)(i)
Per Share Tender Offer Consideration	§ 2.01(d)

Defined Term	Location of Definition
Permitted Warrant Amendment	§ 8.19
Plans	§ 5.10(a)
PPACA	§ 5.10(k)
Private Placement Investors	Recitals
Private Placements	Recitals
Process Agent	§ 11.06(d)
Proxy Statement	§ 8.02(a)
PRSA	§ 5.10(q)
Registration Rights Agreement	Recitals
Registration Statement	§ 8.02(a)
Relief Application	§ 2.01(e)(iv)
Remedies Exceptions	§ 5.04
Representatives	§ 8.05(a)
Requisite Company Shareholder Approval	§ 8.03(a)
SEC	§ 6.07(a)
Securities Act	§ 5.05(b)
Shareholder Support Agreement	Recitals
Side Letter Agreements	§ 5.21(b)
Specified IP	§ 5.14(y)
Sponsor	Recitals
Sponsor Letter Amendment	Recitals
Subject Options	§ 5.10(o)
Subscription Agreements	Recitals
Surviving Company	§ 3.01
Tender Offer	Recitals
Tender Offer Materials	§ 8.03(b)
Terminating Company Breach	§ 10.01(e)
Terminating LOKB Breach	§ 10.01(f)
Trust Account	§ 6.14
Trust Agreement	§ 6.14
Trust Fund	§ 6.14
Trustee	§ 6.14
Unaudited Financial Statements	§ 5.07(b)
Valuation Firm	§ 8.18
Valuation Analysis	§ 8.18
Written Consent	§ 8.03(a)

1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase

“made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room, in each case, prior to the date of this Agreement.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

THE TENDER OFFER

2.01 Tender Offer.

(a) Commencement of Tender Offer. On or as promptly as practicable after the date the initial preliminary Registration Statement is filed with the SEC pursuant to Section 8.02(a), LOKB shall commence the Tender Offer to acquire each Navitas Ireland Share for the applicable Per Share Tender Offer Consideration on the terms and subject to the conditions set forth in this Agreement, including such terms as are set forth in Section 4.01(c). The parties agree and acknowledge that the Tender Offer constitutes a “relevant scheme, contract or offer” for the purposes of Section 457 of the Companies Act.

(b) Terms and Conditions to Tender Offer. The obligations of LOKB to irrevocably accept for exchange all Navitas Ireland Shares tendered pursuant to the Tender Offer are subject only to the prior satisfaction or waiver (to the extent permitted hereunder) of the (i) Minimum Tender Condition, the Termination Condition and the Compulsory Transfer Condition (such that upon consummation of the Tender Offer, the Minimum Tender Amount shall be acquired by LOKB), if applicable, and (ii) the other conditions set forth in Section 9.01 (other than the condition at Section 9.01(c)) and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing) (clauses (i) and (ii), collectively, the “Offer Conditions”). LOKB expressly reserves the right (but is not obligated to), at any time and from time to time, in its sole discretion to waive, in whole or in part, any Offer Condition (other than the Minimum Tender Condition, the Termination Condition and the Compulsory Transfer Condition) or modify the terms of the Tender Offer in each case only (and shall not do so except) in a manner not otherwise inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company, LOKB shall not (i) reduce the number of Navitas Ireland Shares sought pursuant to the Tender Offer, (ii) reduce the applicable Per Share Tender Offer Consideration, (iii) amend, modify or supplement the Minimum Tender Condition or the Termination Condition, (iv) add to or amend, modify or supplement any Offer Condition, or make the Tender Offer subject to any other condition, (v) directly or indirectly amend, modify or supplement any other term of the Tender Offer in any individual case in any manner adverse to the holders of Navitas Ireland Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Tender Offer or the Merger or impair the ability of LOKB to consummate the Tender Offer, (vi) extend or otherwise change the Offer Expiration Time (except as expressly required or permitted by the provisions of Section 2.01(c) or Section 2.01(f)) or (vii) change the form or amount or manner of payment of consideration payable in the Tender Offer. The Company shall not be entitled to waive the Minimum Tender Condition, the Termination Condition or the Compulsory Transfer Condition.

(c) Expiration and Extension of Tender Offer. The expiration date and time of the Tender Offer, as the same may be extended from time to time in accordance with the terms of this Agreement, is hereinafter referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be one minute after 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days following (and, assuming commencement of the Tender Offer occurs on a Business Day, including the day of) commencement of the Tender Offer. Subject to the parties’ respective rights to terminate the Agreement pursuant to Section 10.01 and notwithstanding anything to the contrary in this Agreement, LOKB shall:

(i) extend the Tender Offer for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof; and

(ii) if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by LOKB (to the extent permitted hereunder), extend the Tender Offer on a basis consistent with LOKB’s ability to postpone or adjourn the LOKB Stockholders’ Meeting pursuant to Section 8.04(a);

provided, that without the Company’s written consent, LOKB shall not extend the Tender Offer beyond the earlier of the Outside Date or the valid termination of this Agreement in accordance with Section 10.01.

(d) Consummation of Tender Offer. On the terms and subject to the conditions of the Tender Offer and this Agreement (including Section 2.01(e)), LOKB shall consummate the Tender Offer and acquire one hundred percent (100%) of each class of then issued and allotted Navitas Ireland Shares (whether pursuant to the Tender Offer, the compulsory acquisition procedure provided under Section 457 of the Companies Act or otherwise) promptly after the Offer Expiration Time, as it may be extended in accordance with Section 2.01(c) (the “Acceptance Time”); provided that LOKB shall promptly after the Acceptance Time (and in any event, within two (2) Business Days thereafter) issue (A) the applicable number of shares of LOKB Class A Common Stock equal to the applicable Navitas Ireland Exchange Ratio and (B) the contingent right to receive the applicable Earnout Shares in accordance with Section 4.03, in each case, without interest (collectively, the “Per Share Tender Offer Consideration”) for each Navitas Ireland Share validly tendered and not validly withdrawn pursuant to the Tender Offer. The applicable Per Share Tender Offer Consideration shall be issued to the applicable holders of Navitas Ireland Shares upon the terms and subject to the conditions of the Tender Offer. To the extent that any Per Share Tender Offer Consideration is issued with respect to Navitas Ireland Restricted Shares, any LOKB Class A Common Stock issued as consideration therefor shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding Navitas Ireland Restricted Shares immediately prior to the Acceptance Time, except to the extent such terms or conditions are rendered inoperative by the Tender Offer and any related transactions.

(e) Compulsory Transfer. It is acknowledged and agreed by the parties to this Agreement, that:

(i) the compulsory acquisition procedure provided under Section 457 of the Companies Act will apply to all Navitas Ireland Shares in respect of which the Tender Offer by LOKB has not been accepted and under which such shares have not been validly tendered by the Binding Date, so enabling LOKB to compulsorily acquire any such Navitas Ireland Shares subject to Chapter 2 Part 9 of the Companies Act;

(ii) as soon as reasonably possible following the Binding Date, LOKB will serve notice on all dissenting shareholders of Navitas Ireland for the purposes of Section 457 of the Companies Act (the “Dissenting Shareholders”) notifying them of its intention to compulsorily acquire their Navitas Ireland Shares (the “Call Notice”);

(iii) in accordance with and subject to the provisions of Chapter 2 of Part 9 of the Companies Act, the Dissenting Shareholders will be required to transfer, and LOKB will be bound to acquire, the Navitas Ireland Shares on the same terms as the Tender Offer;

(iv) upon the expiry of thirty (30) days following the date the Call Notice was given and subject to: (A) no application for relief under Section 459(5) of the Companies Act (“Relief Application”) being made; (B) any Relief Application being withdrawn; and/or (C) following the Relief Application the Irish court nonetheless approving such acquisition, LOKB shall be bound to acquire all remaining Navitas Ireland Shares that it has not yet acquired and LOKB shall deliver to Navitas Ireland: (1) a copy of the Call Notice; (2) a list of the Dissenting Shareholders served with the Call Notice and the number of Navitas Ireland Shares affected held by them; (3) stock transfer forms executed: (I) on behalf of the Dissenting Shareholders as transferor by any person appointed by LOKB; and (II) by LOKB; and (4) payment to Navitas Ireland or, if required as a matter of applicable law, its nominee, of all consideration representing the price payable by LOKB for the Navitas Ireland Shares; and

(v) the Company will use reasonable best efforts to ensure that all holders of Navitas Ireland Shares will accept the Tender Offer and validly tender all of their Navitas Ireland Shares in accordance with the terms of the Tender Offer and, where requested by LOKB, will use reasonable best efforts to assist LOKB in relation to the exercise of the compulsory acquisition procedure as provided for under Section 459 and Chapter 2 Part 9 of the Companies Act.

(f) Termination of Tender Offer. LOKB shall not terminate the Tender Offer or permit the Tender Offer to be terminated prior to the Offer Expiration Time (as it may be extended and re-extended in accordance with this Agreement), unless and until this Agreement is validly terminated in accordance with Section 10.01. In the event that this Agreement is validly terminated pursuant to Section 10.01 prior to any scheduled expiration of the Tender Offer, LOKB shall promptly (but in any event not more than one (1) Business Day after such termination), irrevocably and unconditionally terminate the Tender Offer and shall not acquire any Navitas Ireland Shares pursuant to the Tender Offer. If the Tender Offer is terminated or withdrawn by LOKB or if this Agreement is validly terminated in accordance with Section 10.01 prior to the Acceptance Time, LOKB shall promptly return (and in any event within one (1) Business Day), and shall cause any depository acting on behalf of LOKB to return, all share certificates with respect to tendered Navitas Ireland Shares to the record holders thereof in accordance with applicable Law.

ARTICLE III

AGREEMENT AND PLAN OF MERGER

3.01 The Merger. Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the DGCL and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into Navitas Delaware. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Navitas Delaware shall continue as the surviving company of the Merger (the “Surviving Company”).

3.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to the consummation of the Tender Offer and the filing of a Certificate of Merger in accordance with Section 3.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

3.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Navitas Delaware and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Navitas Delaware and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

3.04 Organizational Documents; Registration Rights Agreement.

(a) Immediately following the Effective Time, the Navitas Ireland Organizational Documents, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety by LOKB to read as set forth on Exhibit D attached hereto and, as so amended and restated, shall be the Organizational Documents of Navitas Ireland until thereafter amended as provided by the Companies Act and the Organizational Documents of Navitas Ireland (subject to Section 8.07).

(b) At the Effective Time, the limited liability company agreement of Navitas Delaware, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit E attached hereto and, as so amended and restated, shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided by the DLLCA and the Organizational Documents of the Surviving Company (subject to Section 8.07).

(c) At the Closing, LOKB shall amend and restate, effective as of the Effective Time, the LOKB Certificate of Incorporation to be as set forth on Exhibit F attached hereto.

(d) At the Closing, LOKB shall amend and restate, effective as of the Effective Time, the bylaws of LOKB to be as set forth on Exhibit G attached hereto.

(e) At the Closing, LOKB shall deliver to the Company a copy of the Registration Rights Agreement duly executed by LOKB.

3.05 Directors and Officers.

(a) The parties will take all requisite action such that the initial officers of the Surviving Company immediately after the Effective Time shall be the individuals set forth on Exhibit H attached hereto, or as otherwise agreed by LOKB and the Company, each to hold office in accordance with the provisions of the DLLCA and the Organizational Documents of the Surviving Company and until their respective successors are duly appointed or their earlier death, resignation or removal.

(b) The parties shall use reasonable best efforts to cause the LOKB Board and the officers of LOKB as of immediately following the Effective Time to be comprised of the individuals in the classes set forth on Exhibit H attached hereto (or such other individuals as may be named in the Registration Statement), each to hold office in accordance with the DGCL and the Organizational Documents of LOKB and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed, or, in either case of the directors or officers, their earlier death, resignation or removal.

ARTICLE IV

EFFECTS OF THE TRANSACTIONS

4.01 Conversion and Treatment of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of LOKB, Merger Sub, the Company or the holders of any of the following securities:

(i) each Navitas Delaware Common Share (other than Navitas Delaware Restricted Shares and, for the avoidance of doubt, Navitas Delaware Restricted Stock Units) and each Navitas Delaware Preferred Share, in each case, issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive (A) the number of shares of LOKB Class A Common Stock equal to the Navitas Delaware Exchange Ratio and (B) the contingent right to receive the applicable Earnout Shares in accordance with Section 4.03, in each case, without interest (collectively, the “Per Share Merger Consideration”);

(ii) all Navitas Delaware Common Shares and Navitas Delaware Preferred Shares held in the treasury of Navitas Delaware, if any, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable limited liability company interest of the Surviving Company;

provided, that, for the avoidance of doubt, the liquidation preferences with respect to the Navitas Delaware Preferred Shares shall be disregarded and all Navitas Delaware Preferred Shares shall be converted into the right to receive the applicable Per Share Merger Consideration pursuant to Section 4.01(a)(i) as if such Navitas Delaware Preferred Shares had first been converted to Navitas Delaware Common Shares.

(b) Effective as of the Effective Time, except as set forth in Section 4.01(b) of the Company Disclosure Schedule, each Navitas Delaware Option and Navitas Ireland Option that is outstanding immediately prior to the Effective Time, shall be released and extinguished in exchange for (i) in the case of Navitas Delaware Options and Navitas Ireland Options that are vested or unvested, an option to purchase a number of shares of LOKB Class A Common Stock (rounded down to the nearest whole number) (such option, an “LOKB Option”) equal to (A) the number of Navitas Delaware Shares subject to such Navitas Delaware Option or Navitas Ireland Shares subject to such Navitas Ireland Option, as applicable, immediately prior to the Effective Time, multiplied by (B) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Options, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland

Options, in each case, at an exercise price per share (rounded up to the nearest whole cent) equal to (I) the exercise price per share of such Navitas Delaware Option or Navitas Ireland Option immediately prior to the Effective Time, divided by (II) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Options, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Options; provided, however, that the exercise price and the number of shares of LOKB Class A Common Stock purchasable pursuant to the LOKB Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any LOKB Option to which Section 422 of the Code applies, the exercise price and the number of shares of LOKB Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (including that share amounts will be rounded down to the nearest whole number and exercise prices will be rounded up to the nearest whole cent) and (ii) the contingent right to receive the applicable Earnout Shares in accordance with Section 4.03. Except as specifically provided above, following the Effective Time, each LOKB Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger or any related transactions.

(c) Effective as of the Effective Time, except as set forth in Section 4.01(c) of the Company Disclosure Schedule, each award of Navitas Delaware Restricted Shares and, to the extent issued pursuant to the 2020 Equity Incentive Plan, Navitas Ireland Restricted Shares that is outstanding immediately prior to the Effective Time shall be released and extinguished in exchange for (i) an award covering a number of restricted shares of LOKB Class A Common Stock (rounded down to the nearest whole number) (such award of restricted shares, “LOKB Restricted Stock”) equal to (A) the number of Navitas Delaware Restricted Shares or Navitas Ireland Restricted Shares, as applicable, subject to such award immediately prior to the Effective Time, multiplied by (B) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Restricted Shares, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Restricted Shares and (ii) the contingent right to receive the applicable Earnout Shares in accordance with Section 4.03. Except as specifically provided above, following the Effective Time, each award of LOKB Restricted Stock shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding award of Company Restricted Shares immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger and any related transactions.

(d) Effective as of the Effective Time, except as set forth in Section 4.01(d) of the Company Disclosure Schedule, each award of Navitas Delaware Restricted Stock Units and Navitas Ireland Restricted Stock Units that is outstanding immediately prior to the Effective Time shall be released and extinguished in exchange for (i) an award covering a number of restricted stock units of LOKB (to be settled in shares of LOKB Class A Common Stock) (rounded down to the nearest whole number) (such award of restricted stock units, “LOKB Restricted Stock Unit”)

equal to (A) the number of Navitas Delaware Restricted Stock Units or Navitas Ireland Restricted Stock Units, as applicable, subject to such award immediately prior to the Effective Time, multiplied by (B) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Restricted Stock Units, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Restricted Stock Units and (ii) the contingent right to receive the applicable Earnout Shares in accordance with Section 4.03. Except as specifically provided above, following the Effective Time, each award of LOKB Restricted Stock Units shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding award of Company Restricted Stock Units immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger and any related transactions.

(e) Effective as of the Effective Time, except as set forth in Section 4.01(e) of the Company Disclosure Schedule, each Navitas Delaware Warrant and Navitas Ireland Warrant that is outstanding immediately prior to the Effective Time, shall be released and extinguished in exchange for in the case of Navitas Delaware Warrants and Navitas Ireland Warrants that are vested or unvested (i) a warrant to purchase a number of shares of LOKB Class A Common Stock (rounded down to the nearest whole number) (such warrant, an “LOKB Assumed Warrant”) equal to (A) the number of Navitas Delaware Shares subject to such Navitas Delaware Warrant or Navitas Ireland Shares subject to such Navitas Ireland Warrant, as applicable, immediately prior to the Effective Time, multiplied by (B) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Warrants, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Warrants, in each case, at an exercise price per share (rounded up to the nearest whole cent) equal to (I) the exercise price per share of such Navitas Delaware Warrant or Navitas Ireland Warrant immediately prior to the Effective Time, divided by (II) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Warrants, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Warrants and (ii) the contingent right to receive the applicable Earnout Shares in accordance with Section 4.03. Except as specifically provided above, following the Effective Time, each LOKB Assumed Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Warrant (including, for the avoidance of doubt, as amended pursuant to any Permitted Warrant Amendment) immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger or any related transactions.

(f) At or prior to the Effective Time, the parties and their governing bodies, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Navitas Delaware Shares pursuant to Section 4.01(a), the treatment of the Navitas Delaware Options and Navitas Ireland Options pursuant to Section 4.01(b), the treatment of the Navitas Delaware Restricted Shares and Navitas Ireland Restricted Shares pursuant to Section 4.01(c), the treatment of the Navitas Delaware Restricted Stock Units and the Navitas Ireland Restricted Stock Units pursuant to Section 4.01(d) and the treatment of the Navitas Delaware Warrants and the Navitas Ireland Warrants pursuant to Section 4.01(e), or to cause any disposition or acquisition of equity securities of LOKB pursuant to Section 4.01(a), Section 4.01(b), Section 4.01(c), Section 4.01(d) or Section 4.01(e), as applicable, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to LOKB or who will (or is reasonably expected to) become subject to such reporting requirements with respect to LOKB to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, LOKB shall file an appropriate registration statement or registration statements with respect to the shares of LOKB Class A Common Stock subject to the LOKB Options, the LOKB Restricted Stock and the shares of LOKB Class A Common Stock that may settle the LOKB Restricted Stock Units and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(g) Pursuant to the terms of the LOKB Certificate of Incorporation, each share of the LOKB Founders Stock will convert into one share of LOKB Class A Common Stock at the Closing. All of the shares of LOKB Founders Stock converted into shares of LOKB Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of LOKB Founders Stock shall thereafter cease to have any rights with respect to such securities.

4.02 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing, LOKB shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by LOKB and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Navitas Delaware Shares, for exchange in accordance with this Article IV, the number of shares of LOKB Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration (other than any Earnout Shares) payable pursuant to this Agreement (such shares of LOKB Class A Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 4.02(c), being hereinafter referred to as the “Exchange Fund”). LOKB shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 4.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, LOKB shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Navitas Delaware Shares evidenced by certificates (the “Certificates”) (and, if required by the processes and procedures of the Exchange Agent, Navitas Delaware Shares that are uncertificated) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 4.01: a letter of transmittal, which shall be in a form reasonably acceptable to LOKB and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent (or, in the case of any uncertificated Navitas Delaware Shares, upon compliance with the processes and procedures of the Exchange Agent set forth in the Letter of Transmittal), and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates (or applicable uncertificated Navitas Delaware Shares) shall be entitled to receive in exchange therefore, and LOKB shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration (other than any Earnout Shares) in accordance with the provisions of Section 4.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 4.02, each Certificate (and, if applicable, uncertificated Navitas Delaware Shares) entitled to receive the applicable Per Share Merger Consideration in accordance with Section 4.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 4.01.

(c) Distributions with Respect to Unexchanged Shares of LOKB Class A Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the LOKB Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or uncertificated Navitas Delaware Shares with respect to the shares of LOKB Class A Common Stock represented thereby until the holder of such Certificate or uncertificated Navitas Delaware Shares shall surrender the same in accordance with Section 4.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or uncertificated Navitas Delaware Shares, LOKB shall pay or cause to be paid to the holder of the shares of LOKB Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of LOKB Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of LOKB Class A Common Stock.

(d) No Further Rights in Navitas Delaware Shares. The Per Share Merger Consideration payable upon conversion of the Navitas Delaware Common Shares and the Navitas Delaware Preferred Shares or pursuant to Section 4.03 in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Navitas Delaware Common Shares and Navitas Delaware Preferred Shares, as applicable.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration and Per Share Tender Offer Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to LOKB Class A Common Stock, the Navitas Delaware Shares or the Navitas Ireland Shares occurring on or after the date hereof and prior to the Effective Time; provided, however, that this Section 4.02(e) shall not be construed to permit LOKB or the Company to take any actions with respect to its securities that are prohibited by this Agreement.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Navitas Delaware Shares for one year after the Effective Time shall be delivered to LOKB, upon demand, and any holders of Navitas Delaware Shares who have not theretofore complied with this Section 4.02 shall thereafter look only to LOKB for the applicable Per Share Merger Consideration, other than as provided in Section 4.03. Any portion of the Exchange Fund remaining unclaimed by holders of Navitas Delaware Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of LOKB free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, LOKB, the Company or the Surviving Company shall be liable to any holder of Navitas Delaware Common Shares or Navitas Delaware Preferred Shares for any LOKB Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 4.02.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Company, Merger Sub, LOKB and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent or, to the extent contemplated by Section 4.02(f) or Section 4.03, LOKB, will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 4.01.

(j) Fractional Shares. No certificates or scrip or shares representing fractional shares of LOKB Class A Common Stock shall be issued upon the exchange of Navitas Delaware Shares or Navitas Ireland Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of LOKB or a holder of shares of LOKB Class A Common Stock. In lieu of any fractional share of LOKB Class A Common Stock to which any holder of Navitas Delaware Shares or Navitas Ireland Shares would otherwise be entitled, the number of shares to which such holder would otherwise be entitled shall be rounded down to the nearest whole share of LOKB Class A Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

4.03 Earnout.

(a) Following the Closing, and as additional consideration for the Merger and the Tender Offer, within five (5) Business Days after the occurrence of a Triggering Event, LOKB shall issue or cause to be issued to each Eligible Company Equityholder (in accordance with such Eligible Company Equityholder’s respective Pro Rata Share), the following shares of LOKB Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to LOKB Class A Common Stock occurring at or after the Closing (other than the conversion of the LOKB Founders Stock into LOKB Class A Common Stock at the Closing), the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i) Upon the occurrence of Triggering Event I or as contemplated in Section 4.03(c), a one-time issuance of (A) as additional consideration for the Merger, a number of Earnout Shares equal to the Maximum Merger Earnout Shares divided by three (3) and rounded down to the nearest whole number and (B) as additional consideration for the Tender Offer, a number of Earnout Shares equal to the Maximum Tender Offer Earnout Shares divided by three (3) and rounded down to the nearest whole number;

(ii) Upon the occurrence of Triggering Event II, a one-time issuance of (A) as additional consideration for the Merger, a number of Earnout Shares equal to the Maximum Merger Earnout Shares divided by three (3) and rounded down to the nearest whole number and (B) as additional consideration for the Tender Offer, a number of Earnout Shares equal to the Maximum Tender Offer Earnout Shares divided by three (3) and rounded down to the nearest whole number; and

(iii) Upon the occurrence of Triggering Event III, a one-time issuance of (A) as additional consideration for the Merger, a number of Earnout Shares equal to the Maximum Merger Earnout Shares minus the maximum number of Earnout Shares that would be issuable pursuant to clauses (i)(A) and (ii)(A) above assuming Triggering Event I and Triggering Event II occurred and (B) as additional consideration for the Tender Offer, a number of Earnout Shares equal to the Maximum Tender Offer Earnout Shares minus the maximum number of Earnout Shares that would be issuable pursuant to clauses (i)(B) and (ii)(B) above assuming Triggering Event I and Triggering Event II occurred.

(b) For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 10,000,000 Earnout Shares (the “Maximum Number of Earnout Shares”) and in no event shall more than an aggregate number of Earnout Shares be paid (i) as additional consideration for the Merger in an amount greater than the product of the Maximum Number of Earnout Shares multiplied by the Navitas Delaware Percentage (“Maximum Merger Earnout Shares”) and (ii) as additional consideration for the Tender Offer in an amount greater than the product of the Maximum Number of Earnout Shares multiplied by the Navitas Ireland Percentage (“Maximum Tender Offer Earnout Shares”).

(c) If, during the Earnout Period, there is a Change of Control pursuant to which LOKB or its stockholders have the right to receive consideration implying a value per share of LOKB Class A Common Stock (as agreed in good faith by the Sponsor and the LOKB Board) of:

(i) less than $12.50, then this Section 4.03 shall terminate and no Earnout Shares shall be issuable hereunder;

(ii) greater than or equal to $12.50 but less than $17.00, then, (A) immediately prior to such Change of Control, LOKB shall issue Earnout Shares to the Eligible Company Equityholders (in accordance with their respective Pro Rata Shares) pursuant to Section 4.03(a)(i), assuming Triggering Event I occurred, and (B) thereafter, this Section 4.03 shall terminate and no further Earnout Shares shall be issuable hereunder;

(iii) greater than or equal to $17.00 but less than $20.00, then, (A) immediately prior to such Change of Control, LOKB shall issue Earnout Shares to the Eligible Company Equityholders (in accordance with their respective Pro Rata Shares) pursuant to Section 4.03(a)(i) and Section 4.03(a)(ii), assuming Triggering Event I and Triggering Event II occurred, and (B) thereafter, this Section 4.03 shall terminate and no further Earnout Shares shall be issuable hereunder; or

(iv) greater than or equal to $20.00, then, (A) immediately prior to such Change of Control, LOKB shall issue Earnout Shares to the Eligible Company Equityholders (in accordance with their respective Pro Rata Shares) pursuant to Section 4.03(a)(i), Section 4.03(a)(ii) and Section 4.03(a)(iii), assuming Triggering Event I, Triggering Event II and Triggering Event III occurred, and (B) thereafter, this Section 4.03 shall terminate and no further Earnout Shares shall be issuable hereunder.

(v) The LOKB Class A Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in clauses (i), (ii), (iii) and (iv) of Section 4.03(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to LOKB Class A Common Stock occurring at or after the Closing (other than the conversion of the LOKB Founders Stock into LOKB Class A Common Stock at the Closing).

(d) Notwithstanding anything to the contrary in this Agreement, (i) if, at any time during the Earnout Period, any Eligible Company Employee ceases, for any reason, to remain in continuous employment with LOKB or any of its subsidiaries (including the Company or any Company Subsidiary), such Eligible Company Employee shall thereafter have no further right or entitlement to receive any Earnout Shares with respect to any Navitas Ireland Option, Navitas Delaware Option, Navitas Ireland Restricted Share, Navitas Delaware Restricted Share, Navitas Ireland Restricted Stock Unit or Navitas Delaware Restricted Stock Unit (the “Forfeited Employee Earnout Shares”), (ii) all other Eligible Company Equityholders (other than any Eligible Company Employee who is no longer entitled to receive Earnout Shares pursuant to the foregoing clause (i)) shall be entitled to receive the Forfeited Employee Earnout Shares, subject to the occurrence of Triggering Event I, Triggering Event II, Triggering Event III or a Change of Control, as applicable, in accordance with the other provisions of this Section 4.03, on a pro rata basis based upon the Earnout Shares that such Eligible Company Equityholders would otherwise be entitled to receive assuming Triggering Event I, Triggering Event II, Triggering Event III or a Change of Control, as applicable, occurred (and disregarding the provisions of this subclause (d)), and (iii) all Earnout Shares that are issued pursuant to this Section 4.03 with respect to Navitas Ireland Options, Navitas Delaware Options, Navitas Ireland Restricted Shares, Navitas Delaware Restricted Shares, Navitas Ireland Restricted Stock Units or Navitas Delaware Restricted Stock Units that were exchanged for LOKB Options, shares of LOKB Restricted Stock or LOKB Restricted Stock Units, as applicable, that are then unvested shall be granted to the applicable Eligible Company Employee pursuant to the LTIP in the form of a new award of restricted shares, subject to vesting and forfeiture equivalent to the remaining vesting and forfeiture restrictions applicable to such LOKB Options, shares of LOKB Restricted Stock or LOKB Restricted Stock Units to which the applicable Earnout Shares relate.

(e) Notwithstanding anything to the contrary in this Agreement, (i) if, at any time during the Earnout Period, any LOKB Assumed Warrant is terminated in accordance with its terms (including as a result of the expiration of, or the failure to achieve vesting and performance conditions applicable to, such LOKB Assumed Warrant) prior to the exercise thereof, the Eligible Company Equityholder holding such LOKB Assumed Warrant shall thereafter have no further right or entitlement to receive any Earnout Shares with respect to any Navitas Ireland Warrant or any Navitas Delaware Warrant that was released and extinguished in exchange for such LOKB Assumed Warrant pursuant to Section 4.01(d) (“Forfeited Warrant Earnout Shares”), (ii) all Eligible Company Equityholders shall be entitled to receive the Forfeited Warrant Earnout Shares, subject to the occurrence of Triggering Event I, Triggering Event II, Triggering Event III or a Change of Control, as applicable, in accordance with the other provisions of this Section 4.03, on a pro rata basis based upon the Earnout Shares that such Eligible Company Equityholders would otherwise be entitled to receive assuming Triggering Event I, Triggering Event II, Triggering Event III or a Change of Control, as applicable, occurred (and disregarding the provisions of this subclause (e) except with respect to the holder of such LOKB Assumed Warrant), and (iii) all Earnout Shares that that are issued pursuant to this Section 4.03 with respect to Navitas Ireland Warrants or Navitas Delaware Warrants that were exchanged for LOKB Assumed Warrants that are then unvested shall be issued to the applicable Eligible Company Equityholder subject to vesting and forfeiture equivalent to the remaining vesting and forfeiture restrictions applicable to such LOKB Assumed Warrant to which the applicable Earnout Shares relate.

4.04 Payment of LOKB Transaction Costs; Closing Statements(a) .

(a) No later than three (3) Business Days prior to the Closing, LOKB shall deliver to the Company a written notice setting forth the amount of estimated LOKB Transaction Costs as of the Closing and all relevant supporting documentation used by LOKB in calculating such amounts reasonably requested by the Company. On the Closing Date following the Closing, LOKB shall pay or cause to be paid by wire transfer of immediately available funds all LOKB Transaction Costs that remain unpaid as of such time.

(b) No later than two (2) Business Days prior to the Closing and in any event not earlier than the time that holders of LOKB Class A Common Stock may no longer elect redemption in accordance with the Redemption Rights, LOKB shall prepare and deliver to the Company a statement (the “LOKB Closing Statement”) setting forth in good faith: (i) the amount in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the LOKB Organizational Documents, if any); plus all other cash and cash equivalents of LOKB; plus the amount finally delivered to or to be delivered to LOKB at or prior to the Closing in connection with the consummation of the Private Placements; (ii) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the LOKB Organizational Documents; (iii) the number of shares of LOKB Class A Common Stock to be outstanding as of the Closing after giving effect to the exercise of Redemption Rights in accordance with the LOKB Organizational Documents and the issuance of shares of LOKB Class A Common Stock pursuant to the Private Placements and (iv) the estimated Stamp Duty Amount, including the calculation thereof. The LOKB Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the LOKB Closing Statement until the Closing, LOKB shall (x) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within LOKB’s or its Representatives’ possession or control in connection with the Company’s review of the LOKB Closing Statement and (y) consider in good faith any comments to the LOKB Closing Statement provided by the Company, which comments the Company shall deliver to LOKB no later than one (1) Business Day prior to the Closing Date, and LOKB shall revise such LOKB Closing Statement to incorporate any changes LOKB determines are reasonably necessary or appropriate given such comments.

(c) No later than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to LOKB a statement (the “Company Closing Statement”) setting forth in good faith a capitalization table containing the information set forth in Section 5.03(a) and, with respect to each holder of Company Options, Company Restricted Shares, Company Restricted Stock Units or Company Warrants, the information set forth on Section 5.03(c) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to LOKB. The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (i) use reasonable best efforts to cooperate with and provide LOKB and its Representatives all information reasonably requested by LOKB or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with LOKB’s review of the Company Closing Statement and (ii) consider in good faith any comments to the Company Closing Statement provided by LOKB, which comments LOKB shall deliver to the Company no later than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

4.05 Share Transfer Books. At the Effective Time, the share transfer books of Navitas Delaware shall be closed and there shall be no further registration of transfers of Navitas Delaware Shares thereafter on the records of Navitas Delaware. From and after the Effective Time, the holders of Certificates representing Navitas Delaware Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Navitas Delaware Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any such Certificates presented to the Exchange Agent or LOKB for any reason shall be converted into the applicable Per Share Merger Consideration in accordance with the provisions of Section 4.01. If a number of Company Options are exercised prior to the Closing such that it is reasonably likely that the Minimum Tender Condition, taking into account the Shareholder Support Agreement, would not be satisfied if additional Company Options were exercised as of any given time, the Company shall suspend the exercise of Company Options pursuant to the authority granted in the award agreements with respect to such Company Options.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (which qualifies (a) the correspondingly numbered representation and warranty set forth in this Article V if specified therein and (b) such other representations and warranties in this Article V (other than Section 5.03 and Section 5.08(c)) where its relevance as an exception to (or disclosure for purposes of) such other representation and warranty is reasonably apparent), the Company hereby represents and warrants to LOKB and Merger Sub as follows:

5.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary, is a corporation or other organization duly organized, validly existing and in good standing (or such equivalent concept to the extent it exists in Ireland) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the type and percentage of outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary as of the date of this Agreement, is set forth in Section 5.01(b) of the Company Disclosure Schedule and the Company does not as of the date of this Agreement own, and has never owned, directly or indirectly, any Equity Interest in any other person or joint venture.

5.02 Organizational Documents. The Company has made available to LOKB a complete and correct copy of the Organizational Documents, each as amended to date, of the Company and each Company Subsidiary. Such Organizational Documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

5.03 Capitalization.

(a) The authorized equity interests in the Company consist of the following: (i) 93,000,000 Navitas Ireland Common Shares, (ii) 16,716,348 Navitas Ireland Series A Preferred Shares, (iii) 14,262,664 Navitas Ireland Series B Preferred Shares, (iv) 5,416,551 Navitas Ireland Series B-1 Preferred Shares, (v) 24,027,913 Navitas Ireland Series B-2 Preferred Shares, (vi) 1 ordinary share of EUR€1.00, (vii) the Navitas Ireland Warrants, (viii) the Navitas Ireland Options, (ix) 93,000,000 Navitas Delaware Common Shares, (x) 16,716,348 Navitas Delaware Series A Preferred Shares, (xi) 14,262,664 Navitas Delaware Series B Preferred Shares, (xii) 5,416,551

Navitas Delaware Series B-1 Preferred Shares, (xiii) 24,027,913 Navitas Delaware Series B-2 Preferred Shares, (xiv) the Navitas Delaware Warrants and (xv) the Navitas Delaware Options. As of the date hereof, (A) 20,666,388 Navitas Ireland Common Shares are issued and allotted (including 7,931,362 shares of Navitas Ireland Restricted Shares), (B) 16,620,018 Navitas Ireland Series A Preferred Shares are issued and allotted, (C) 14,213,431 Navitas Ireland Series B Preferred Shares are issued and allotted, (D) 5,416,551 Navitas Ireland Series B-1 Preferred Shares are issued and allotted, (E) 18,198,891 Navitas Ireland Series B-2 Preferred Shares are issued and allotted, (F) no Navitas Ireland Common Shares or Navitas Ireland Preferred Shares are held in the treasury of Navitas Ireland, (G) 18,899,285 Navitas Ireland Common Shares are reserved for future issuance pursuant to outstanding Navitas Ireland Options granted pursuant to the 2020 Equity Incentive Plan, (H) 1,106,577 Navitas Ireland Common Shares, 96,330 Navitas Ireland Series A Preferred Shares, 49,233 Navitas Ireland Series B Preferred Shares and 30,000 Navitas Ireland Series B-2 Preferred Shares are reserved for future issuance pursuant to the Navitas Ireland Warrants, (I) 54,448,891 Navitas Ireland Common Shares are reserved for future issuance pursuant to the conversion of the Navitas Ireland Preferred Shares, (J) 20,666,388 Navitas Delaware Common Shares are issued and outstanding (including 7,931,362 shares of Navitas Delaware Restricted Shares), (K) 16,620,018 Navitas Delaware Series A Preferred Shares are issued and outstanding, (L) 14,213,431 Navitas Delaware Series B Preferred Shares are issued and outstanding, (M) 5,416,551 Navitas Delaware Series B-1 Preferred Shares are issued and outstanding, (N) 18,198,891 Navitas Delaware Series B-2 Preferred Shares are issued and outstanding, (O) no Navitas Delaware Common Shares or Navitas Delaware Preferred Shares are held in the treasury of Navitas Delaware, (P) 18,899,285 Navitas Delaware Common Shares are reserved for future issuance pursuant to outstanding Navitas Delaware Options granted pursuant to the 2020 Equity Incentive Plan, (Q) 1,106,577 Navitas Delaware Common Shares, 96,330 Navitas Delaware Series A Preferred Shares, 49,233 Navitas Delaware Series B Preferred Shares and 30,000 Navitas Delaware Series B-2 Preferred Shares are reserved for future issuance pursuant to the Navitas Delaware Warrants, (R) 54,448,891 Navitas Delaware Common Shares are reserved for future issuance pursuant to the conversion of the Navitas Delaware Preferred Shares, (S) no Navitas Ireland Restricted Stock Units are issued and allotted and (T) no Navitas Delaware Restricted Stock Units are issued and outstanding.

(b) Other than, as of the date of this Agreement, (i) the Company Options and Company Restricted Shares set forth on Section 5.03(c) of the Company Disclosure Schedule, (ii) the Company Preferred Shares, (iii) outstanding warrants to purchase Navitas Ireland Common Shares, Navitas Ireland Series A Preferred Shares, Navitas Ireland Series B Preferred Shares and Navitas Ireland Series B-2 Preferred Shares set forth on Section 5.03(b) of the Company Disclosure Schedule (the “Navitas Ireland Warrants”) and (iv) outstanding warrants to purchase Navitas Delaware Common Shares, Navitas Delaware Series A Preferred Shares, Navitas Delaware Series B Preferred Shares and Navitas Delaware Series B-2 Preferred Shares set forth on Section 5.03(b) of the Company Disclosure Schedule (the “Navitas Delaware Warrants” and, collectively with the Navitas Ireland Warrants, the “Company Warrants”), there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any Equity Interests or voting interests in, or any securities convertible into or exchangeable or exercisable for any Equity Interests or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Shareholder Support Agreement and the Company Shareholders’ Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other Equity Interests of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Shares or any of the Equity Interests of the Company.

(c) Section 5.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option, award of Company Restricted Shares and Company Warrant outstanding as of the date of this Agreement, as applicable: (i) the name of the Company Option or Company Restricted Share recipient or the name of the holder of the Company Warrant; (ii) whether the Company Option or award of Company Restricted Shares was granted pursuant to the 2020 Equity Incentive Plan; (iii) the number and class of Company Shares subject to such Company Option, award of Company Restricted Shares or Company Warrant; (iv) the exercise or purchase price of such Company Option, Company Restricted Shares or Company Warrant; (v) the date on which such Company Option, award of Company Restricted Shares or Company Warrant was granted; (vi) the vesting schedule applicable to such Company Option, award of Company Restricted Shares or Company Warrant; (vii) whether an effective election under Section 83(b) of the Code was filed with respect to such award of Company Restricted Shares; and (viii) the date on which such Company Option or Company Warrant expires. The Company has made available to LOKB accurate and complete copies of the 2020 Equity Incentive Plan pursuant to which the Company has granted the Company Options or awards of Company Restricted Shares that are currently outstanding or allotted, as applicable, and the form of all stock and stock-based award agreements evidencing the Company Options, awards of Company Restricted Shares or Company Warrants. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Shares as of the date such Company Option was granted. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a wholly-owned Company Subsidiary.

(e) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or award of Company Restricted Shares as a result of the Transactions, and (i) all outstanding or allotted Company Shares (including Company Restricted Shares), all outstanding Company Options, all outstanding Company Warrants and all outstanding Equity Interests of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the Organizational Documents of the Company and the Company Subsidiaries.

(f) Each outstanding Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such Equity Interest is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective Organizational Documents.

(g) Each Navitas Ireland Preferred Share has a conversion rate to Navitas Ireland Common Shares of one-for-one and each Navitas Delaware Preferred Share has a conversion rate to Navitas Delaware Common Shares of one-for-one.

5.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Requisite Company Shareholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by LOKB and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles (the “Remedies Exceptions”). To the knowledge of the Company, no state takeover statute is applicable to the Tender Offer, the Merger or the other Transactions.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 5.05(a) of the Company Disclosure Schedule, including the Written Consent and the Shareholder Support Agreement, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Organizational Documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their properties or assets are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, (A) with respect to clause (ii), have not had and would not reasonably be expected to have a Company Material Adverse Effect and (B) with respect to clause (iii), have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), or any other person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and DLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) No dissenters’ rights, rights of appraisal or other similar rights under Section 17711.13 of the Corporations Code of the State of California or any other Law (other than under Irish law in connection with a Relief Application) apply in connection with the Transactions.

5.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties and assets in all material respects and to carry on its business in all material respects as it is now being conducted (the “Company Permits”). Section 5.06 of the Company Disclosure Schedule sets forth a true and complete list of all Company Permits. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

5.07 Financial Statements.

(a) Attached as Section 5.07(a) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheets of Navitas Semiconductor, Inc. as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of operations, stockholders’ equity and cash flows of Navitas Semiconductor, Inc. for each of the years then ended (collectively, the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of Navitas Semiconductor, Inc. as at the date thereof and for the period indicated therein.

(b) Attached as Section 5.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 (the “2020 Balance Sheet”), and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the year then ended (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except for the absence of footnotes) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments, which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(c) Except as and to the extent set forth on the 2020 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business consistent with past practice since the date of such 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party that has been made available to LOKB, (iii) liabilities arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (iv) liabilities disclosed in the Company Disclosure Schedule or (v) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Since January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company and the Company Subsidiaries arising after the 2020 Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practice and in accordance with GAAP and are collectible, subject to bad debts reserved in the Audited Financial Statements or the Unaudited Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business consistent with past practice and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the 2020 Balance Sheet, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods.

(g) All accounts payable of the Company and the Company Subsidiaries reflected on the 2020 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business consistent with past practice and have been paid or are not yet due or payable. Since the date of the 2020 Balance Sheet, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

5.08 Absence of Certain Changes or Events. Since January 1, 2020 and on and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements or Unaudited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken that are reasonably designed to comply with any COVID-19 Measures, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than (i) revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice and (ii) cancellation, abandonment or lapse of any Company-Owned IP where the decision to allow such cancellation, abandonment and lapse is made in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.01.

5.09 Absence of Litigation. As of the date of this Agreement, there is no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

5.10 Employee Benefit Plans.

(a) Section 5.10(a) of the Company Disclosure Schedule lists all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party or bound, with respect to which the Company or any Company Subsidiary has any obligation (other than the Company or any Company Subsidiary’s standard form of at-will offer letter, which form(s) of offer letter has or have been made available to LOKB, and permit(s) termination of employment: (x) by the Company or a Company Subsidiary with no more than one (1) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary). Section 5.10(a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each material Plan, the Company has made available to LOKB, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Section s 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to separation pay, severance, termination or similar benefits to any person as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

(f) Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(m) Except as disclosed in Section 5.10(m) of the Company Disclosure Schedule, all Company Options have been granted in accordance with Section 409A of the Code and the Treasury Regulations thereunder.

(n) Except as disclosed in Section 5.10(n) of the Company Disclosure Schedule all Code Section 83(b) elections made in connection with Company Restricted Shares have used accurate fair market value calculations to report includable taxable income.

(o) Except as disclosed in Section 5.10(o) of the Company Disclosure Schedule, the Company has the authority to unilaterally amend the Company Options granted on October 15, 2020, December 11, 2020, and January 20, 2021 (the “Subject Options”) to increase the exercise price of each such Subject Option as set forth in Section 5.10(o) of the Company Disclosure Schedule, or terminate the Subject Options, as applicable, and has not granted or promised to grant any additional rights or benefits to the holders of the Subject Options.

(p) No Plan is maintained outside the jurisdiction of the United States or covers any employees of the Company or any Company Subsidiary who reside or work outside of the United States.

(q) Each of the Company and any Company Subsidiary has, where applicable, complied with its obligations under section 121 of the Pensions Act 1990 of Ireland (as amended) (the “Pensions Act 1990”) and there are no excluded employees in respect of whom the Company or any Company Subsidiary is obliged to provide access to a standard personal retirement savings account (“PRSA”) in accordance with section 121 of the Pensions Act 1990 that have not been notified of their right to contribute to a PRSA.

(r) All sums the Company or any Company Subsidiary is obliged (whether under a contract of employment or otherwise) to pay (other than any sums deducted from an employee’s wages or salary pursuant to a PRSA contract entered into by that employee with a PRSA provider (“Employee Contributions”)) to the custodian account of any PRSA provider on behalf of or in respect of any person (“Employer Contributions”), together with the basis for calculation of any such Employer Contributions, have been disclosed in Section 5.10(r) of the Company Disclosure Schedule. All Employee Contributions and Employer Contributions that the Company or any Company Subsidiary is obliged to remit or pay to the custodian account of any PRSA provider have been remitted or paid by the due date for remittance or payment.

(s) Other than providing access to a PRSA, in Ireland there are not in operation, has never been in operation and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not or whether or not approved by the Revenue Commissioners in Ireland) for the payment by the Company and any Company Subsidiary of, or payment by the Company and any Company Subsidiary of any contribution towards, any pensions, allowances, lump sum or other like benefits on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement; in each case for the benefit of any employee, officer, contractor or other service provider or any prospective or former employee, officer, contractor, or other service provider, or for the benefit of the dependents of any of them.

5.11 Labor and Employment Matters.

(a) Section 5.11(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, and sets forth for each such individual the following: (i) identifier and employing entity; (ii) title or position (including whether full- or part-time) and location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and status as exempt or non-exempt under the Fair Labor Standards Act (with respect to employees employed in the United States) or any similar status required under any other Law (with respect to employees employed outside of the United States); (v) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible; and (vi) details of any visa or work permit. Section 5.11(a)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all individuals who provide material services to the Company or any Company Subsidiary in the capacity of an independent contractor, and sets forth for each such individual: (x) a description of the services provided; (y) the compensation applicable to such services; and (z) details of any contract or other agreement applicable to such services.

(b) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees, contractors or other service providers. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees, workers or independent contractors.

(d) The Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

(e) Each of Gene Sheridan, Dan Kinzer, Todd Glickman and Jason Zhang has entered into a New Employment agreement with LOKB, and each such New Employment agreement is in full force and effect.

5.12 Real Property; Title to Assets.

(a) The Company and the Company Subsidiaries do not own any real property.

(b) Section 5.12 of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each amendment or supplement to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to LOKB. With respect to the Leased Real Property: (i) there are no leases, subleases, sublicenses, concessions or other contracts or other arrangements, whether written or oral, granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property and the Company or the Company Subsidiaries are the only occupants of the Leased Real Property, (ii) all Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company, any Company Subsidiary, or, to the Company’s knowledge, by the other party to such Leases, and the Company has not received any notice of default from any other party to such Leases that remains uncured, and (iii) none of the Company or the Company Subsidiaries have assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leases, except for assignments, transfers, conveyances, mortgages, deeds of trust or other Liens which will be released prior to the Closing.

(c) Other than due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used. To the knowledge of the Company, there are no material defects or material adverse physical conditions affecting the Leased Real Property or improvements thereon, and to the knowledge of the Company, neither the buildings, structures, facilities, fixtures or other improvements on the Leased Real Property, nor the current use thereof, contravenes or violates any building or zoning laws, or any administrative, occupational safety and health or other applicable law, except in each case, as would not reasonably be expected to result in a material adverse effect. The Leased Real Property, including all buildings, structures, improvements, fixtures, building systems and equipment therein are adequate and suitable for the operation of the business of the Company and the Company Subsidiaries as presently conducted. The Company and the Company Subsidiaries have obtained all governmental permits, certificates of occupancy and approvals necessary to legally operate and conduct the business of the Company and the Company Subsidiaries at any Leased Real Property, and none of the Company or the Company Subsidiaries have received written notice from any Governmental Authority that any building, structure, facilities or improvements located on Leased Real Property does not comply in all material respects with valid and current certificates of occupancy or similar permits or that any such improvements do not conform with any applicable legal requirements.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and leased assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens and, to the knowledge of the Company, there are no facts or conditions affecting any of such properties and assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such properties or assets; provided, however, that this clause (d) shall not be construed as a representation or warranty with respect to Intellectual Property rights.

(e) Other than the Leased Real Property, the Company and the Company Subsidiaries (i) do not own, lease, occupy or otherwise use any real property, and (ii) do not have any rights or options to own, lease, occupy, or otherwise use any real property. The Leased Real Property constitutes all of the real property necessary for the ownership and operation of the business of the Company and the Company Subsidiaries as currently owned and operated and consistent with prudent industry practices.

5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, jurisdiction and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (x) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $50,000 and (y) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $50,000 per annum); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted or as currently contemplated to be conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and to the Company’s knowledge, is sufficient for the conduct of such business as currently conducted and currently contemplated to be conducted as of the date hereof.

(b) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use all Company-Licensed IP pursuant to a written contract or license. To the extent any of the Company-Owned IP is the subject of moral rights which are not capable of being assigned to the Company, such moral rights have been waived to the fullest extent permitted by Law. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing, or pending.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality obligation under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims filed and served or threatened in writing (including email), in each case against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Merger Sub or LOKB, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration (other than customary compensation and benefits for employment) or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 5.13(a)(ii) of the Company Disclosure Schedule and no event has occurred which, with notice or the lapse of time (or both), would constitute such a breach or default, or permit termination or modification, thereunder.

(g) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License.

(h) There are, and for the past three (3) years have been, no known defects, technical concerns or problems that are material in any of the Products currently offered by the Company, in each case that prevented or would prevent the same from performing substantially in accordance with their specifications or functionality descriptions, in each case which have not been remediated as of the date of this Agreement. Neither the Company nor any Company Subsidiary has issued any recall, whether voluntary or involuntary, regarding the Products, and no customer of the Company has required the Company to issue a refund or credit with respect to defective or nonconforming Products.

(i) The Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are, to the Company’s knowledge, sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries maintain disaster recovery, business continuity and risk assessment plans, procedures and facilities that are customary for companies with similar resources and using similar Business Systems, including by implementing systems and procedures (i) that manage mobile devices, including those provided to employees or contractors by the Company or any Company Subsidiary and those provided by such individuals themselves (and the Company and the Company Subsidiaries do not permit such individuals to use devices in connection with the business that are not monitored by the Company or a Company Subsidiary), (ii) that provide monitoring and alerting of any problems or issues with the Business Systems, and (iii) that monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems. All of such plans and procedures have been tested in all material respects, since January 1, 2017. To the Company’s knowledge, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries has purchased a sufficient number and type of licenses for the operation of their Business Systems as currently conducted.

(j) Since January 1, 2017, the Company and each of the Company Subsidiaries have complied, if applicable, with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or security policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any privacy policies posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry security standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) PCI DSS and (v) all material contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Business Data, including where applicable, implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical Business Data. The Company’s and the Company Subsidiaries’ employees receive training on privacy and/or information security issues. There are no Disabling Devices in any of the Product components at the time they are made available by the Company and the Company Subsidiaries, and the Company and each of the Company Subsidiaries run regular industry-standard scans of such Business Systems and components to detect Disabling Devices. Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has to the Company’s knowledge, (x) experienced any data security breaches of Personal Information, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any customer claims or complaints regarding the unauthorized collection, dissemination, storage, use, or other processing of Personal Information by the Company or any Company Subsidiaries, or the material violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any of the Company Subsidiaries has provided or been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information.

(k) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub, the Surviving Company or LOKB from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

(l) All past and current employees and independent contractors of the Company and the Company Subsidiaries are under written obligations to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.

(m) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

5.14 Taxes.

(a) The Company and the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are correct and complete in all material respects; (ii) have timely paid all income and other material Taxes they are obligated to pay; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the Audited Financial Statements and the Unaudited Financial Statements for any material Taxes of the Company or any Company Subsidiary as of the date thereof that have not been paid.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, officer, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the registration, reporting, payment, and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or by contract (other than a contract the primary purpose of which does not relate to Taxes).

(g) Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda, concessions or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) The Company has made available to LOKB true, correct and complete copies of the U.S. federal income Tax Returns and Irish income Tax Returns filed by the Company and the Company Subsidiaries for tax years ending on or after December 31, 2017.

(i) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code or any corresponding or similar provision of state, local or non-U.S. Tax law) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) in the two years prior to the date of this Agreement.

(j) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law).

(k) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for a material amount of Taxes.

(l) There are no Liens with respect to a material amount of Taxes upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) Neither the Company nor any Company Subsidiary: (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) is subject to Tax in any non-U.S. jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office, fixed place of business or other taxable presence in a country other than the country in which it is organized.

(o) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction, which claim currently remains unresolved.

(p) No Company Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) holds, directly or indirectly, any “United States property” within the meaning of Section 956 of the Code. Each Company Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) has, at all times during its existence, been properly classified as a foreign corporation for U.S. federal income Tax purposes, and kept adequate receipts for any material amount of foreign Taxes paid to the extent issued by the relevant taxing authority. During the period beginning January 1, 2021, and ending on the Closing Date, no Company Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) will generate (i) more than a de minimis (for purposes of this subsection, as defined in Section 954(b)(3) of the Code) amount of subpart F income (as defined in Section 952(a) of the Code) or (ii) a material amount of “global intangible low-taxed income” (as defined in Section 951A of the Code). Section 5.14(p) of the Company Disclosure Schedule sets forth (A) with respect to each Company Subsidiary, (I) the country in which it is organized and (II) its tax classification for U.S. federal income tax purposes, and (B) with respect to each Company Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) through December 31, 2020, its accumulated earnings and profits, foreign tax credit pools, and previously taxed income, as determined by the Company in good faith as of the date hereof.

(q) All payments by, to or among the Company and the Company Subsidiaries comply with all applicable transfer pricing requirements imposed by any Governmental Authority in all material respects, and the Company has made available to LOKB accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to the Company or any Company Subsidiary during the past three years.

(r) For U.S. federal income tax purposes, the Company is, and has been at all times since September 1, 2020, classified as a domestic U.S. corporation. The Company and Navitas Semiconductor, Inc. will elect to file a consolidated U.S. federal income tax return as members of an “affiliated group” (as defined in Section 1504 of the Code) of which the Company is the common parent. For Irish corporation tax purposes, Navitas Ireland is, and has been at all times since its incorporation, tax resident in Ireland.

(s) The register of holders of Navitas Delaware Shares is required to be, and at all times has been, kept in Delaware.

(t) To the knowledge of the Company, none of the Company, any subsidiary of the Company or any current or former holder of Equity Interests of the Company recognized income or gain (other than any gain properly deferred under Treasury Regulations Section 1.1502-13) arising from, in connection with or as a result of the domestication of the Company or restructuring involving the Company and any Company Subsidiary that occurred in 2020 (including the transfer of any Intellectual Property or other assets to the Company in connection therewith).

(u) Any document that is necessary in proving the title of the Company or any Company Subsidiary to any asset which is owned by the Company or a Company Subsidiary is duly stamped for any applicable stamp duty or any applicable transfer or registration tax due in respect of such asset has been paid.

(v) There is no obligation to withhold or deduct from the payment of any consideration for the Navitas Delaware Shares or the Navitas Ireland Shares.

(w) To the knowledge of the Company, entering into and implementing this Agreement or the Transactions will not give rise to a charge to Tax for the Company or any Company Subsidiary or a withdrawal or clawback of any relief or exemption from Tax previously obtained by the Company or the Company Subsidiaries on or before the date of this Agreement.

(x) Each of the Company and the Company Subsidiaries: (i) has had a reasonable opportunity to consult with Tax advisors of its own choosing (and prior to Closing has advised its owners to consult with Tax advisors of their own choosing), in each case regarding this Agreement, the Transactions, and the Tax structure of the Transactions; (ii) is aware of the anticipated Tax consequences of the Transactions and that such consequences may not be free from doubt; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for Tax advice regarding the Transactions; and (iv) other than representations and warranties explicitly provided pursuant to this Agreement and advice from its own Representatives, is not relying upon any representation, warranty, assurance, statement or expectation of any other person in determining the Tax consequences of the Transactions.

(y) Each item of property acquired by the Company that comprises a “specified intangible asset” for the purposes of Section 291A TCA (the “Specified IP”) was acquired by the Company for the purposes of a trade carried on by it in Ireland and the expenditure incurred on such acquisition is eligible in full for capital allowances under the provisions of Section 291A TCA in the computation of the Company’s tax liability in Ireland.

(z) The expenditure incurred by the Company on the acquisition of the Specified IP (i) represents the market value of the Specified IP on the date on which it was acquired and does not exceed the amount which would have been paid or payable for the asset in a transaction between independent persons acting at arm’s length; and (ii) was incurred wholly and exclusively for bona fide commercial reasons and not as part of a scheme or arrangement of which the main purpose or one of the main purposes is the avoidance of, or reduction in, liability to tax.

(aa) At all times since incorporation, the Company has been managed and controlled solely from, and has had its place of effective management solely in, the United States of America.

5.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has materially violated since January 1, 2018, nor is it in material violation of, applicable Environmental Law; (b) none of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a material liability of the Company or any Company Subsidiary; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is, actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in material compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws. The Company has made available all environmental assessments, reports, studies or other evaluations in its possession or reasonable control relating to any of the

Company’s Products or to properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

5.16	Material Contracts.

(a) Section 5.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or bound, excluding any Plan listed on Section 5.10(a) of the Company Disclosure Schedule (such contracts and agreements as are required to be set forth Section 5.16(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) each contract or agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $100,000, in the aggregate, over any 12-month period;

(ii) each contract or agreement with any Supplier to the Company or any Company Subsidiary (and any applicable terms and conditions of any such Supplier otherwise governing the relationship of the Company or any Company Subsidiary with such Supplier), including any relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $100,000, in the aggregate, over any 12-month period;

(iii) each management contract (excluding contracts for employment) and each other contract with any consultant that cannot be terminated: (A) with less than thirty (30) days’ prior notice and (B) without penalty or payment as a result of such termination;

(iv) each bonus or commission plan of the Company or any Company Subsidiary;

(v) each broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising contract or agreement to which the Company or any Company Subsidiary is a party that is material to the business of the Company;

(vi) each contract or agreement involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vii) each (A) contract or agreement evidencing indebtedness for borrowed money in an amount greater than $100,000, (B) pledge agreement, security agreement or other collateral agreement in which the Company or any Company Subsidiary granted to any person a security interest in or lien (other than any Permitted Lien) on any of the property or assets of the Company or any Company Subsidiary, and (C) agreement or instrument guarantying the debts or other obligations of any person;

(viii) each partnership, joint venture or similar agreement (excluding, for the avoidance of doubt, the Organizational Documents of the Company or any Company Subsidiary);

(ix) each contract or agreement with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(x) each contract or agreement that limits, or purports to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality provisions;

(xi) each contract or arrangement that results in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xii) each lease or master lease of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xiii) each contract or agreement relating to the purchase of engineering or design services that involves payments of more than $100,000, other than any contract or agreement that has been fully performed and under which no further services are due;

(xiv) each contract or agreement required to be listed in Section 5.13(a)(ii) of the Company Disclosure Schedule;

(xv) each contract or agreement which involves the license or grant of rights to Company-Owned IP, other than revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, consistent with past practice;

(xvi) each contract or agreement pursuant to which the Company is obligated to develop any Intellectual Property to be owned by any third party (including any customer);

(xvii) each contract or agreement for the development of Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and contractor and consultant agreements entered into on the Company’s standard forms of such agreements made available to LOKB);

(xviii) each contract or agreement pursuant to which the Company agrees to jointly own any Intellectual Property with any third party;

(xix) each contract or agreement under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xx) each contract or agreement with (and any applicable terms and conditions otherwise governing the relationship of the Company or any Company Subsidiary with) any of the Material Customers, Material Suppliers or Material Customer Prospects;

(xxi) each contract or agreement relating to an Interested Party Transaction;

(xxii) each contract or agreement that relates to the direct or indirect acquisition or disposition of any Equity Interests of any person or business (whether by merger, sale or otherwise); and

(xxiii) each contract or agreement involving any resolution or settlement of any actual or threatened Action or other dispute which requires payment in excess of $100,000 or imposes continuing obligations on the Company or any Company Subsidiary.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any written or, to the Company’s knowledge, oral notice or claim of any breach, violation or default under any Material Contract and (iv) to the Company’s knowledge, no event has occurred which, with notice or the lapse of time (or both), would constitute such a breach or default, or permit termination or modification, thereunder. The Company has made available to LOKB true and complete copies of all Material Contracts, including any amendments thereto.

5.17 Customers, Vendors and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth as of the date of this Agreement (a) the top ten (10) customers of the Company as of December 31, 2020 (based upon aggregate consideration paid to the Company for goods or services rendered since January 1, 2020) (collectively, the “Material Customers”), (b) the top ten (10) suppliers of the Company as of December 31, 2020 (based upon the aggregate consideration paid by the Company for goods or services rendered since January 1, 2020) (collectively, the “Material Suppliers”) and (c) a list of any and all persons anticipated (based on the good faith determination of the Company’s management) to be among the top ten (10) customers of the Company (based upon the aggregate consideration anticipated to be paid to the Company for goods or services rendered during any of the calendar years of 2021, 2022 and 2023) in each of the sectors of mobile, consumer, solar, enterprise, electric vehicle and other (“Material Customer Prospects”). To the knowledge of the Company as of the date of this Agreement, there is no present intent, and the Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

5.18	Insurance.

(a) Section 5.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time (or both), would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

5.19 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement (including the Tender Offer and Merger) and the other Transaction Documents to which the Company is a party are fair to and in the best interests of the Company and its shareholders, (b) approved, adopted and declared the advisability of this Agreement and the other Transaction Documents to which the Company is a party and approved the Merger, the other Transactions and the performance by the Company of its obligations under the Transaction Documents to which it is a party, (c) recommended that the shareholders of the Company accept the Tender Offer and tender their Navitas Ireland Shares pursuant to the Tender Offer and (d) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s shareholders. The Requisite Company Shareholder Approval is the only vote of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Shareholder Approval and no additional approval or vote from any holders of any class or series of Equity Interests of the Company would then be necessary to adopt or approve this Agreement and the other Transaction Documents and approve the Transactions.

5.20 Certain Business Practices.

(a) Within the past five (5) years, none of the Company, any Company Subsidiary, any of their respective directors, officers or equityholders, or to the Company’s knowledge, employees, agents, consultants, independent contractors, representatives, distributors, or other third parties while acting on behalf of the Company has: (i) used any funds for unlawful payments, gifts, entertainment, or other unlawful expenses, including any unlawful expenses related to political activity; (ii) directly or indirectly offered, paid, promised to pay, or authorized any unlawful payment (including but not limited to cash, checks, wire transfers, tangible or intangible gifts, favors, entertainment, or services) to any Government Official or any other person or violated any provision of any applicable Anti-Corruption Laws; or (iii) made any other payment in violation of any applicable Anti-Corruption Laws.

(b) The operations of the Company and each Company Subsidiary are, and within the past five (5) years have been, conducted in all material respects in compliance with applicable Laws addressing anti-money laundering obligations in all jurisdictions in which the Company or any Company Subsidiary is operating or has operated (collectively, the “Money Laundering Laws”) and there is no proceeding pending or, to the knowledge of the Company, threatened by or before any court or other Governmental Authority involving the Company or any Company Subsidiary with respect to applicable Money Laundering Laws.

(c) The Company and each Company Subsidiary is, and within the past five (5) years has been, in compliance with all applicable Export and Import Laws and applicable Sanctions Laws. None of the Company, any Company Subsidiary, any of their respective directors or officers or to the Company’s knowledge, employees or agents (i) is, or within the past five (5) years has been, a Sanctioned Person or the subject or target of any Sanctions Laws; (ii) has within the past five (5) years maintained assets belonging to the Company or any Company Subsidiary in any Sanctioned Country in violation of any applicable Sanctions Law; (iii) has within the past five (5) years transacted business with or for the benefit of any Sanctioned Person; (iv) directly or indirectly derives revenues in relation to the business of the Company or any Company Subsidiary from investments in, or transactions with, Sanctioned Persons; or (v) has otherwise violated applicable Sanctions Laws.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary, the Company and each Company Subsidiary has within the past five (5) years (i) obtained all import and export licenses and maintained all registrations required in accordance with all applicable Export and Import Laws for the conduct of its business; and (ii) been in compliance with the requirements of such licenses and registrations.

(e) Neither the Company nor any Company Subsidiary produces, designs, tests, manufactures, fabricates, or develops any critical technologies as that term is defined in 31 C.F.R. § 800.215; and the products and technology of the Company and Company Subsidiaries are designated EAR99.

(f) There have not been any internal or external investigations, audits, actions or proceedings conducted by, or any voluntary or involuntary disclosures made to, a Governmental Authority with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective officers, directors, equityholders, employees, agents, consultants, independent contractors, representatives, distributors, or other third parties while acting on their behalf with respect to any applicable Anti-Corruption Laws, Money Laundering Laws, Sanctions Laws, or Export and Import Laws.

(g) Further, to the knowledge of the Company, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding.

(h) All expenses paid by the Company, any Company Subsidiary, any of their respective directors, officers, equityholders, or employees, or to the Company’s knowledge, agents, consultants, independent contractors, representatives, distributors, or other third parties acting on behalf of the Company or any Company Subsidiary for the purpose of promoting Company or Company Subsidiary products, or obtaining or retaining business and/or customers, including but not limited to customer gifts, travel, and entertainment, have: (i) been reviewed for reasonableness by the Company; (ii) deemed to have a legitimate and lawful connection to the Company’s business; and (iii) deemed non-excessive.

(i) All payments and sales margins used by the Company or any Company Subsidiary to compensate third-party agents, consultants, independent contractors, representatives, distributors, or other third parties acting on behalf of the Company or any Company Subsidiary have been reviewed by the Company and deemed reasonable, justified, and directly linked to legitimate contributions made by such third parties to the sales process.

(j) No payments, benefits or management powers or responsibilities have been provided by the Company, any Company Subsidiary, any of their respective directors, officers, equityholders, or employees, or to the Company’s knowledge, agents, consultants, independent contractors, representatives, distributors or other third parties acting on behalf of the Company to individual representatives of the current or former minority investors set forth on Schedule C attached hereto.

(k) To the knowledge of the Company, no principals, beneficial owners or employees of the Company’s or any Company Subsidiary’s third-party agents, consultants, independent contractors, representatives, distributors, or other third parties acting on behalf of the Company or any Company Subsidiary are Government Officials, or are the family member or business associate of Government Officials, or are otherwise closely affiliated with Government Officials.

5.21	Interested Party Transactions.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business consistent with past practice, no affiliate (other than any Company Subsidiary), director, officer or shareholder of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any person (other than the Company or any Company Subsidiary) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person (other than the Company or any Company Subsidiary) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 5.16(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, an “Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.21(a). The Company and the Company Subsidiaries have not (A) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (B) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director or officer of the Company or any of the Company Subsidiaries.

(b) Section 5.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights (collectively, the “Side Letter Agreements”).

5.22	Exchange Act; Sarbanes-Oxley(a) .

(a) Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

(b) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company, and the Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

5.23 Brokers. Except for Deutsche Bank Securities Inc. and Jefferies LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to LOKB a true and complete copy of all contracts, agreements and arrangements, including its engagement letter, between the Company or any Company Subsidiary on the one hand, and any broker, finder or investment banker, on the other hand, other than those that have expired or terminated and as to which no further services or payments (including tail payments) are contemplated thereunder to be provided in the future.

5.24	Product Warranty; Product Liability.

(a) To the knowledge of the Company, all of the Products conform with all applicable contractual commitments and express and implied warranties. To the knowledge of the Company, all Products comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, manufacturing, labeling, quality and safety Laws of the United States and each state in which the Company or any Company Subsidiary makes the Products available and each other jurisdiction (including foreign jurisdictions) in which the Company or any Company Subsidiary makes the Products available, in each case directly or indirectly through any reseller or distributor. None of the Products currently offered by the Company or any Company Subsidiary or in use has been subject to a recall and, to the knowledge of the Company, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a recall.

(b) There are no existing or, to the Company’s knowledge, threatened product liability claims against the Company or any Company Subsidiary for Products which are defective and, to the Company’s knowledge, no facts or circumstances exist which, with notice or lapse of time, or both, would reasonably be expected to result in a material product liability claim against the Company or any Company Subsidiary for Products currently offered by the Company or any Company Subsidiary or in use which are defective. The Company has not received any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority.

5.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 9.02(c), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to LOKB, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to LOKB, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to LOKB, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF LOKB AND MERGER SUB

Except as set forth in the LOKB SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such LOKB SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a LOKB SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.01 (Corporate Organization), the last sentence of Section 6.02 (Organizational Documents), Section 6.03 (Capitalization), Section 6.04 (Authority Relative to This Agreement) and, with respect to the LOKB Organizational Documents and the Merger Sub Organizational Documents, Section 6.05 (No Conflict; Required Filings and Consents)) or LOKB’s disclosure schedule delivered in connection with this Agreement (the “LOKB Disclosure Schedule”), LOKB hereby represents and warrants to the Company as follows:

6.01 Corporate Organization.

(a) Each of LOKB and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a LOKB Material Adverse Effect.

(b) Merger Sub is the only subsidiary of LOKB. Except for Merger Sub, LOKB does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

6.02 Organizational Documents. Each of LOKB and Merger Sub has heretofore furnished to the Company complete and correct copies of the LOKB Organizational Documents and the Merger Sub Organizational Documents. The LOKB Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither LOKB nor Merger Sub is in violation of any of the provisions of the LOKB Organizational Documents and the Merger Sub Organizational Documents. LOKB is under no obligation under the terms of its Organizational Documents to wind down or dissolve if it does not complete an initial business combination until December 7, 2022, nor is it required to redeem any of its securities until (a) such wind down or (b) the exercise of a stockholder’s redemption rights in connection with a vote seeking to amend certain provisions of LOKB’s Organizational Documents, to the extent specified therein, and/or the consummation of an initial business combination, to the extent specified in LOKB’s Organizational Documents and irrespective of whether any such stockholder voted in favor of or against such business combination.

6.03 Capitalization.

(a) The authorized Equity Interests of LOKB consists of (i) 110,000,000 shares of LOKB Common Stock, including (A) 100,000,000 shares of LOKB Class A Common Stock and (B) 10,000,000 shares of LOKB Founders Stock and (ii) 1,000,000 shares of preferred stock (“LOKB Preferred Stock”), each par value $0.0001 per share. As of the date of this Agreement (A) 25,300,000 shares of LOKB Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) 6,325,000 shares of LOKB Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (C) no shares of LOKB Class A Common Stock or LOKB Founders Stock are held in the treasury of LOKB, (D) 13,100,001 LOKB Warrants are issued and outstanding, and (E) 13,100,001 shares of LOKB Class A Common Stock are reserved for future issuance pursuant to the LOKB Warrants. As of the date of this Agreement, there are no shares of LOKB Preferred Stock issued and outstanding. Each LOKB Warrant is exercisable for one share of LOKB Class A Common Stock at an exercise price of $11.50, subject to the terms of such LOKB Warrant and the LOKB Warrant Agreement. Each share of the LOKB Founders Stock will convert into one share of LOKB Class A Common Stock at the Closing pursuant to the terms of the LOKB Certificate of Incorporation.

(b) As of the date of this Agreement, the authorized Equity Interests of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 10,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by LOKB free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding LOKB Units, shares of LOKB Class A Common Stock, shares of LOKB Founders Stock and LOKB Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d) The Per Share Merger Consideration and Per Share Tender Offer Consideration being delivered by LOKB shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the LOKB Organizational Documents.

(e) Except as contemplated by the Subscription Agreements, this Agreement, the LOKB Warrants and the LOKB Founders Stock, and, as of the Closing, the LTIP, LOKB has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of LOKB or obligating LOKB to issue or sell any shares of Equity Interests in, LOKB. All shares of LOKB Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither LOKB nor any subsidiary of LOKB is a party to, or otherwise bound by, and neither LOKB nor any subsidiary of LOKB has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the Navitas Lock-Up Agreements, LOKB is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of LOKB Common Stock or any of the Equity Interest in LOKB or any of its subsidiaries. Except with respect to the Redemption Rights and the LOKB Warrants and, upon execution thereof, the Sponsor Letter Amendment, there are no outstanding contractual obligations of LOKB to repurchase, redeem or otherwise acquire any shares of LOKB Common Stock. There are no outstanding contractual obligations of LOKB to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

6.04 Authority Relative to This Agreement. Each of LOKB and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of LOKB and Merger Sub and the consummation by each of LOKB and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of LOKB or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and (b) the approval of the LOKB Proposals at the LOKB Stockholders’ Meeting in accordance with applicable Law and the Organizational Documents of LOKB). This Agreement has been duly and validly executed and delivered by LOKB and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of LOKB and Merger Sub, enforceable against LOKB and Merger Sub in accordance with its terms subject to the Remedies Exceptions. The LOKB Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the LOKB Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

6.05	No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of LOKB and Merger Sub do not, and the performance of this Agreement by each of LOKB and Merger Sub will not, (i) conflict with or violate the LOKB Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law applicable to LOKB or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of LOKB or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which LOKB or Merger Sub is a party or by which LOKB or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a LOKB Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of LOKB and Merger Sub do not, and the performance of this Agreement by each of LOKB and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and DLLCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent LOKB or Merger Sub from performing its material obligations under this Agreement.

6.06 Compliance. Neither LOKB nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to LOKB or Merger Sub or by which any property or asset of LOKB or Merger Sub is bound or affected, or (b) any LOKB Permit, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been and would not reasonably be expected to be material to LOKB and Merger Sub, taken as a whole. Each of LOKB and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for LOKB or Merger Sub to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (the “LOKB Permits”).

6.07	SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) LOKB has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 1, 2020, together with any amendments, restatements or supplements thereto (collectively, the “LOKB SEC Reports”). As of their respective dates, the LOKB SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any LOKB SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other LOKB SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the LOKB SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of LOKB as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). LOKB has no off-balance sheet arrangements that are not disclosed in the LOKB SEC Reports.

(c) Except as and to the extent set forth in the LOKB SEC Reports, neither LOKB nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of LOKB’s and Merger Sub’s business.

(d) LOKB is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (or such other exchange on which the shares of LOKB Class A Common Stock are listed).

(e) LOKB has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to LOKB and other material information required to be disclosed by LOKB in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to LOKB’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting LOKB’s principal executive officer and principal financial officer to material information required to be included in LOKB’s periodic reports required under the Exchange Act.

(f) LOKB maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that LOKB maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(g) There are no outstanding loans or other extensions of credit made by LOKB to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of LOKB, and LOKB has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither LOKB (including, to the knowledge of LOKB, any employee thereof) nor LOKB’s independent auditors has identified or been made aware of (i) any material weakness in the system of internal accounting controls utilized by LOKB, (ii) any fraud that involves LOKB’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by LOKB or (iii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding comments from the SEC with respect to the LOKB SEC Reports. To the knowledge of LOKB, none of the LOKB SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.08	Business Activities.

(a) Since its incorporation, LOKB has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the LOKB Organizational Documents, there is no agreement, commitment or Governmental Order binding upon LOKB or to which LOKB is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of LOKB or any acquisition of property by LOKB or the conduct of business by LOKB as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a LOKB Material Adverse Effect.

(b) LOKB does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, LOKB has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a business combination as such term is used in the Organizational Documents of LOKB.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby, (ii) with respect to fees and expenses of LOKB’s legal, financial and other advisors and (iii) any loan from the Sponsor or an affiliate thereof or certain of LOKB’s officers and directors to finance LOKB’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, LOKB is not, and at no time has been, party to any contract with any other person that would require payments by LOKB in excess of $1,000,000 in the aggregate with respect to any individual contract or when taken together with all other contracts (other than this Agreement and the agreements expressly contemplated hereby).

(d) There is no liability, debt or obligation against LOKB or its subsidiaries, except for (i) liabilities and obligations (x) reflected or reserved for on LOKB’s balance sheet from the period from August 12, 2020 through December 7, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to LOKB and its subsidiaries, taken as a whole) or (y) that have arisen since the date of such balance sheet in the ordinary course of business of LOKB and its subsidiaries or (ii) any loan from the Sponsor or an affiliate thereof or certain of LOKB’s officers and directors to finance LOKB’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions.

(e) Since its formation, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s Organizational Documents, there is no agreement, commitment, or order of any Governmental Authority binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a LOKB Material Adverse Effect.

(f) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

6.09 Absence of Certain Changes or Events. Since December 7, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) LOKB has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to COVID-19 Measures, (b) LOKB has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a LOKB Material Adverse Effect, and (d) LOKB has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.02.

6.10 Absence of Litigation. There is no material Action pending or, to the knowledge of LOKB, threatened against LOKB, or any property or asset of LOKB, before any Governmental Authority. Neither LOKB nor any material property or asset of LOKB is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of LOKB, continuing investigation by, any Governmental Authority.

6.11 Board Approval; Vote Required.

(a) The LOKB Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the other Transaction Documents to which LOKB is a party and the Transactions (including the Tender Offer and the Merger) are fair to and in the best interests of LOKB and its stockholders, (ii) approved this Agreement and the other Transaction Documents to which LOKB is a party and the Transactions (including the Tender Offer and the Merger) and declared their advisability, and (iii) recommended that the stockholders of LOKB approve the Transactions (including the consummation of the Tender Offer and the Merger) and directed that this Agreement and the Transactions (including the consummation of the Tender Offer and the Merger) be submitted for consideration by the stockholders of LOKB at the LOKB Stockholders’ Meeting.

(b) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(c) The only vote of the holders of any class or series of Equity Interests of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

6.12 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

6.13 Brokers. Except for Nomura Securities International, Inc., BofA Securities, Inc., Jefferies LLC and Deutsche Bank Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of LOKB or Merger Sub.

6.14 LOKB Trust Fund. As of the date of this Agreement, LOKB has no less than $253,000,000 in the trust fund established by LOKB for the benefit of its public stockholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $8,067,500 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust

Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 2, 2020, between LOKB and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. LOKB has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by LOKB or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between LOKB and the Trustee that would cause the description of the Trust Agreement in the LOKB SEC Reports to be inaccurate in any material respect; or (b) that would entitle any person (other than stockholders of LOKB who shall have elected to redeem their shares of LOKB Class A Common Stock pursuant to the LOKB Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the LOKB Organizational Documents. To LOKB’s knowledge, as of the date of this Agreement, following the Effective Time, no stockholder of LOKB shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of LOKB, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, LOKB shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to LOKB as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of LOKB due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (A) to stockholders of LOKB who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to LOKB in connection with its efforts to effect the Tender Offer and the Merger. As of the date hereof, LOKB has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to LOKB at the Effective Time.

6.15 Employees(a) . Other than any officers as described in the LOKB SEC Reports, LOKB and Merger Sub have no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Section 6.15 of the LOKB Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (a) all employees of LOKB or Merger Sub, including their title or position, and (b) all individuals who provide material services to LOKB or Merger Sub in the capacity of an independent contractor, and, in each case, any compensation payable to any of such persons by LOKB or Merger Sub for their employment or independent contractor services, as applicable. LOKB and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

6.16 Taxes.

(a) LOKB and Merger Sub: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are correct and complete in all material respects; (ii) have timely paid all income and other material Taxes that they are obligated to pay (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of LOKB for any material Taxes of LOKB as of the date of such financial statements that have not been paid.

(b) Neither LOKB nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither LOKB nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of LOKB and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) Neither LOKB nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which LOKB is the common parent).

(f) Neither LOKB nor Merger Sub has any material liability for the Taxes of any person (other than LOKB or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor or by contract (other than a contract the primary purpose of which does not relate to Taxes).

(g) Neither LOKB nor Merger Sub has (i) any request for a material ruling in respect of Taxes pending between LOKB or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) Neither LOKB nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither LOKB nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of LOKB or Merger Sub, has threatened to assert against LOKB or Merger Sub any deficiency or claim for a material amount of Taxes.

(k) There are no Tax liens upon any assets of LOKB or Merger Sub except for Permitted Liens.

(l) Neither LOKB nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither LOKB nor Merger Sub is subject to Tax in any non-U.S. jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither LOKB nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which LOKB or Merger Sub does not file Tax Returns stating that LOKB or Merger Sub is or may be subject to Tax in such jurisdiction, which claim currently remains unresolved.

(o) For U.S. federal income tax purposes, each of LOKB and Merger Sub is, and has been since its formation, classified as a corporation.

(p) Each of LOKB and Merger Sub: (i) has had a reasonable opportunity to consult with Tax advisors of its own choosing (and prior to Closing has advised its owners to consult with Tax advisors of their own choosing), in each case regarding this Agreement, the Transactions, and the Tax structure of the Transactions; (ii) is aware of the anticipated Tax consequences of the Transactions and that such consequences may not be free from doubt; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for Tax advice regarding the Transactions; and (iv) other than representations and warranties explicitly provided pursuant to this Agreement and advice from its own Representatives, is not relying upon any representation, warranty, assurance, statement or expectation of any other person in determining the Tax consequences of the Transactions.

6.17 Registration and Listing. The issued and outstanding LOKB Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “LOKB.U.” The issued and outstanding shares of LOKB Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “LOKB.” The issued and outstanding LOKB Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “LOKB WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of LOKB, threatened in writing against LOKB by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the LOKB Units, the shares of LOKB Class A Common Stock, or LOKB Warrants or terminate the listing of LOKB on the New York Stock Exchange. None of LOKB or any of its affiliates has taken any action in an attempt to terminate the registration of the LOKB Units, the shares of LOKB Class A Common Stock, or the LOKB Warrants under the Exchange Act.

6.18 LOKB’s and Merger Sub’s Investigation and Reliance. Each of LOKB and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by LOKB and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. LOKB, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither LOKB nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article V (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 9.02(c). Neither the Company nor any of its shareholders, affiliates or Representatives shall have any liability to LOKB, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to LOKB or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. LOKB and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

6.19 Private Placements. LOKB has made available to the Company true, correct and complete copies of each of the Subscription Agreements. As of the date of this Agreement, each such Subscription Agreement is a legal, valid and binding obligation of LOKB and, to the knowledge of LOKB, each Private Placement Investor party thereto, in each case, subject to the Remedies Exceptions, and there are no other agreements, side letters, or arrangements between LOKB and any Private Placement Investor relating to any such Subscription Agreement, except to the extent true, correct and complete copies of such agreements, side letters or arrangements have been made available to the Company. As of the date hereof, to LOKB’s knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of LOKB under any material term or condition of any Subscription Agreement.

6.20 Related Party Transactions. Except as described in the SEC Reports, in connection with the Private Placements or as otherwise contemplated by the Transaction Documents, there are no transactions, contracts, side letters, arrangements or understandings between LOKB or Merger Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of LOKB or Merger Sub, on the other hand.

6.21 Investment Company Act. Neither LOKB nor any of its subsidiaries is an “investment company” within the meaning of the Investment Company Act.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE MERGER

7.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 7.01 of the Company Disclosure Schedule, or (3) as required by applicable Law, unless LOKB shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(i) the Company shall use its reasonable best efforts, and shall cause the Company Subsidiaries to use their respective reasonable best efforts to, conduct their business in the ordinary course of business consistent with past practice; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any Company Subsidiary from taking any reasonable or legally required action in good faith, including the establishment of any reasonable or legally required policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures and (x) no such actions, in and of the themselves, shall be deemed to violate or breach this Agreement in any way and (y) all such actions shall be deemed to constitute an action taken in the ordinary course of business.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01 of the Company Disclosure Schedule, or (3) required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of LOKB (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(i) amend or otherwise change the Organizational Documents of the Company or any Company Subsidiary;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii) cease or propose to cease to carry on its business or be wound up or enter into receivership, or any form of management or administration over the assets of the Company or any Company Subsidiary;

(iv) apply or permit its directors to apply to petition to any court for an examinership or similar order to be made in respect of it in relation to the Company or any Company Subsidiary;

(v) create, allot, issue, redeem, buy-back, consolidate, convert or sub-divide, sell, pledge, subscribe, dispose of, grant or encumber, or authorize the issuance, redemption, buy-back, consolidation, conversion, sub-division, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class or series of Equity Interests of the Company or any Company Subsidiary, including any options, warrants, convertible securities or other rights of any kind to acquire any shares of Equity Interests of the Company or any Company Subsidiary; provided that (w) the exercise or settlement of any Company Options or Company Warrants in effect on the date of this Agreement or the redemption or reacquisition of Company Restricted Shares in accordance with the terms of the agreements evidencing such awards as in effect on the date hereof, (x) the sale or exchange of Equity Interests held by employees or directors as described in Section 7.01 of the Company Disclosure Schedule in connection with any payment related to outstanding loans described in Section 5.22(b), (y) repurchases of awards under the 2020 Equity Incentive Plan in the ordinary course of business in connection with any termination of employment or other services for consideration no greater than the original issue price thereof and (z) the issuance of Company Shares (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Shares and the Company Warrants, in each case, in effect on the date of this Agreement shall not require the consent of LOKB; or (B) any material assets of the Company or any Company Subsidiary, except for (1) dispositions of obsolete or worthless equipment in the ordinary course of business and (2) sales of physical inventory in the ordinary course of business;

(vi) form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, except (A) cash dividends and distributions by any wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary in the ordinary course of business, consistent with past practice and (B) repurchases of awards under the 2020 Equity Incentive Plan in the ordinary course of business in connection with any termination of employment or other services for consideration no greater than the original issue price thereof;

(viii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(ix) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $1,000,000; or (B) incur any indebtedness for borrowed money in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person in excess of $1,000,000, or intentionally grant any security interest in any of its assets (other than Permitted Liens);

(x) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except advances to employees, directors or officers of the Company or any Company Subsidiaries in the ordinary course of business consistent with past practice;

(xi) make any material capital expenditures (or commit to make any material capital expenditures) that in the aggregate exceed $1,000,000;

(xii) acquire any fee or leasehold interest in real property;

(xiii) enter into, renew or amend in any material respect any Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Interested Party Transaction);

(xiv) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant, except increases in salary, hourly wage rates, bonus opportunities or benefits (other than severance, retention, change in control or termination benefits) in the ordinary course of business consistent with past practice to any employee with an annual base salary below $250,000, (B) enter into any new (except as permitted under clause (E)), or amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) establish or become obligated under any collective bargaining agreement, collective agreement or other contract or agreement with a labor union, trade union, works council or other similar representative of employees; (E) hire any new employee other than on an at-will basis with total compensation below $250,000 on an annualized basis and without severance or other payment or penalty obligations of the Company or any Company Subsidiary in connection with a termination of employment or change of control transaction; or (F) transfer any employee or terminate the employment or service of any employee other than any such termination for cause (as determined by the Company in its sole good faith discretion) or any transfer or termination of employment of any employee with an annual base salary of less than $250,000; except that, notwithstanding any of the foregoing, the Company may (1) take action as required under any Plan or other employment or consulting agreement in effect on the date of this Agreement or as required by Law, (2) change the title of any employee in the ordinary course of business consistent with past practice and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans existing on the date of this Agreement and each such payment as set forth on Section 7.01(b)(xiv) of the Company Disclosure Schedule;

(xv) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, as is necessary in order to consummate the Transactions, or for health and welfare plan renewals in the ordinary course of business consistent with past practice;

(xvi) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by an amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xvii) (A) file or amend any income or other material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes or (E) (I) initiate or conduct any proceedings or discussions or (II) file or deliver any request, documentation or other information, in each case, with any Governmental Authority in respect of a mutual agreement procedure or similar process;

(xviii) without limiting the rights of the Company under Section 7.01(b)(xiv), (A) amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract, New Employment Agreement or Real Property Lease or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case, with respect to each Material Contract and Real Property Lease, in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business consistent with past practice or (B) enter into any contract or agreement that would have been a Material Contract, New Employment Agreement or Real Property Lease had it been entered into prior to the date of this Agreement except (other than with respect to any contract or agreement that would have been a New Employment Agreement) in the ordinary course of business consistent with past practice;

(xix) fail to maintain the existence of, or use reasonable best efforts to protect, Company-Owned IP;

(xx) enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products other than in the ordinary course of business consistent with past practice;

(xxi) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xxii) conduct, waive, release, assign, settle or compromise any Action or any right in relation to any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $500,000 in the aggregate;

(xxiii) enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xxiv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xxv) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material Company Permit;

(xxvi) take any action or step which could change its residence for Tax purposes (including any action or step that causes the Company to cease to be a Tax resident in a jurisdiction in which it is currently a resident) or cause it to be treated as having a branch, agency, permanent establishment or other taxable presence in any jurisdiction other than its jurisdiction of incorporation, organization or formation, as applicable;

(xxvii) amend or discontinue (wholly or partly) any pension scheme or communicate to any member or former member, officer or employee of any of the pension scheme’s a plan, proposal or an intention to amend, discontinue (wholly or partly), or exercise a discretion, in relation to such pension scheme;

(xxviii) amend or revise any documentation or agreements relating to the restructuring involving the Company and any Company Subsidiary or the transfer of any assets from a Company Subsidiary to the Company, in each case, that occurred in 2020; or

(xxix) enter into any formal or informal agreement (except, in the case of clauses (vi) or (ix) above, non-binding letters of intent) or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from LOKB to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.01 shall give to LOKB, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of LOKB and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

7.02 Conduct of Business by LOKB and Merger Sub Pending the Merger.

(a) LOKB agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), (ii) as set forth in Section 7.02 of the LOKB Disclosure Schedule, or (iii) as required by applicable Law, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), LOKB shall use its reasonable best efforts, and shall cause Merger Sub to use its reasonable best efforts to, conduct their respective businesses in the ordinary course of business consistent with past practice. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent LOKB or Merger Sub from taking any reasonable or legally required action in good faith, including the establishment of any reasonable or legally required policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures and (x) no such actions, in and of the themselves, shall be deemed to violate or breach this Agreement in any way and (y) all such actions shall be deemed to constitute an action taken in the ordinary course of business.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), (2) as set forth in Section 7.02 of the LOKB Disclosure Schedule, or (3) required by applicable Law, neither LOKB nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(i) amend or otherwise change the Organizational Documents of LOKB or Merger Sub or form any subsidiary of LOKB other than Merger Sub;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, other than redemptions from the Trust Fund that are required pursuant to the LOKB Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the LOKB Common Stock or LOKB Warrants, except for redemptions from the Trust Fund and conversions of the LOKB Founders Stock that are required pursuant to the LOKB Organizational Documents in connection with the Transactions;

(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests of LOKB or Merger Sub, including any options, warrants, convertible securities or other rights of any kind to acquire any of such Equity Interests, of LOKB or Merger Sub, except in connection with conversion of the LOKB Founders Stock pursuant to the LOKB Organizational Documents and in connection with a loan from the Sponsor or an affiliate thereof or certain of LOKB’s officers and directors to finance LOKB’s transaction costs in connection with the Transactions;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of LOKB, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of LOKB’s officers and directors to finance LOKB’s transaction costs in connection with the Transactions;

(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by an amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(ix) liquidate, dissolve, reorganize or otherwise wind up the business and operations of LOKB or Merger Sub;

(x) amend the Trust Agreement or any other agreement related to the Trust Account;

(xi) conduct, waive, release, assign, settle or compromise any Action or any right in relation to any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate (or, for the avoidance of doubt, to enforce its rights or the obligations of any other party under this Agreement or any other Transaction Document);

(xii) adopt or enter into any Employee Benefit Plan; or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing

Nothing herein shall require LOKB to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.02 shall give to the Company, directly or indirectly, the right to control LOKB or Merger Sub prior to the Closing Date. Prior to the Closing Date, each of LOKB and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

7.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and LOKB on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against LOKB, Merger Sub or any other person for legal relief against monies or other assets of LOKB or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that the Company commences any Action against or involving the Trust Fund in violation of the foregoing, LOKB shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such Action, in the event LOKB prevails in such Action.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.01 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate, facilitate, encourage or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of the Company or any Company Subsidiary or any of the outstanding Equity Interests or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with LOKB and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class or series of Equity Interests of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall cause the Company Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that, to the extent the Company has not already done so prior to the date of this Agreement, it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof.

(b) The Company shall notify LOKB promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep LOKB reasonably informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments. Notwithstanding the foregoing, nothing in this Section 8.01(b) shall require the Company or any Company Subsidiary to violate any Law.

(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.01 by the Company or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 8.01 by the Company.

(d) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 10.01, each of LOKB and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving LOKB and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “LOKB Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any LOKB Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any LOKB Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a LOKB Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any LOKB Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of LOKB and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any LOKB Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 8.01 by LOKB or Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 8.01 by LOKB and Merger Sub.

(e) LOKB shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by LOKB or any of its Representatives of any inquiry or proposal with respect to a LOKB Alternative Transaction, any inquiry that would reasonably be expected to lead to a LOKB Alternative Transaction or any request for non-public information relating to LOKB or for access to the business, properties, assets, personnel, books or records of LOKB by any third party. In such notice, LOKB shall identify the third party making any such inquiry, proposal, indication or request with respect to a LOKB Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. LOKB shall keep the Company reasonably informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a LOKB Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments. Notwithstanding the foregoing, nothing in this Section 8.01(e) shall require LOKB to violate any Law.

(f) If LOKB or Merger Sub or any of their respective Representatives receives any inquiry or proposal with respect to a LOKB Alternative Transaction at any time prior to the Closing, then LOKB shall promptly (and in no event later than twenty-four (24) hours after LOKB or Merger Sub becomes aware of such inquiry or proposal) notify such person in writing that each of LOKB and Merger Sub is subject to an exclusivity agreement with respect to the LOKB Alternative Transaction that prohibits it from considering such inquiry or proposal.

8.02 Registration Statement; Consent Solicitation; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, LOKB and the Company shall jointly prepare, and LOKB shall file with the SEC, a Registration Statement on Form S-4 (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration under the Securities Act of the shares of LOKB Class A Common Stock to be issued to the shareholders of the Company, and the shares of LOKB Class A Common Stock to be issuable upon the exercise of LOKB Assumed Warrants to be issued to the holders of Navitas Ireland Warrants and Navitas Delaware Warrants, pursuant to this Agreement, which Registration Statement shall include a proxy statement (as amended or supplemented, the “Proxy Statement”) and a consent solicitation/prospectus (as amended or supplemented, the “Consent Solicitation Statement”) relating to the Transactions and the issuance of such shares of LOKB Class A Common Stock. The Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other applicable Law.

(b) Each of the Company and LOKB shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials and the Tender Offer Materials.

(c) LOKB and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (iii) cause the Registration Statement to be declared effective as promptly as practicable, (iv) keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby and (v) cause the Tender Offer to be conducted and completed in accordance with Section 14(e) of the Exchange Act and the regulations promulgated thereunder and the Companies Act.

(d) Prior to the effective date of the Registration Statement, each of the Company and LOKB shall take all actions necessary to cause the Merger Materials to be mailed to their respective shareholders or stockholders, as applicable, as of the applicable record date as promptly as practicable (and in any event within two (2) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and LOKB shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide LOKB with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by LOKB for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to LOKB and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Consent Solicitation Statement, the Proxy Statement, and any amendments or exhibits thereto.

(e) No filing of, or amendment or supplement to the Merger Materials will be made by LOKB without the approval of the Company (such approval not to be unreasonably withheld, conditioned, delayed or denied). LOKB will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the LOKB Class A Common Stock to be issued or issuable to the shareholders and warrantholders of the Company in connection with this Agreement for offering or sale in any jurisdiction. LOKB will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by LOKB without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned, delayed or denied) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(f) LOKB represents that the information supplied by LOKB for inclusion in the Merger Materials and the Tender Offer Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials and/or Tender Offer Materials are mailed to LOKB’s and the Company’s respective stockholders or shareholders, as applicable, (iii) the time of the LOKB Stockholders’ Meeting and (iv) the Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to LOKB or Merger Sub, or their respective officers or directors, should be discovered by LOKB which should be set forth in an amendment or a supplement to the Merger Materials, LOKB shall promptly inform the Company.

(g) The Company represents that the information supplied by the Company for inclusion in the Merger Materials and the Tender Offer Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials and/or Tender Offer Materials are mailed to their respective stockholders or shareholders, as applicable, (iii) the time of the LOKB Stockholders’ Meeting and (iv) the Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform LOKB.

(h) To the extent that the SEC or any other Governmental Authority may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the Tax consequences of the Transactions, each of LOKB and the Company will use its reasonable best efforts and reasonably cooperate with one another and their respective counsel in connection with the issuance to LOKB or the Company of such opinion, as applicable, described above, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of LOKB or the Company, or their respective affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. To the extent such opinion relates to LOKB or any owners thereof, Tax advisors for LOKB will provide any such opinion, and to the extent such opinion relates to the Company or any owners thereof, Tax advisors for the Company will provide any such opinion, in each case, to the extent reasonably possible subject to customary assumptions and limitations and consistent with such Tax advisor’s internal policies.

8.03 Consent Solicitation; Written Consent; Company Change in Recommendation.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, Navitas Delaware shall solicit the requisite consent of the holders of Navitas Delaware Shares to approve this Agreement and the Merger (such requisite consent, being the consent of holders of Navitas Delaware Shares entitling such holders to more than fifty percent (50%) of the interests in the profits of Navitas Delaware) (the “Requisite Company Shareholder Approval”) via written consent in accordance with the Organizational Documents of Navitas Delaware and applicable Law and Navitas Ireland shall request a tax reference number of each holder of Navitas Ireland Shares for the purposes of the Stamp Duty (E-stamping of Instruments and Self-Assessment) Regulations 2012 or confirmation that such holder is not an Irish tax resident and does not have, and is not otherwise required to have, such a Tax reference number. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Company Board shall set a record date for determining the shareholders of the Company entitled to provide such written consent. Navitas Delaware shall use reasonable best efforts to cause each Key Company Shareholder to duly execute and deliver a written consent substantially in the form attached hereto as Exhibit I (the “Written Consent”) in respect of the Navitas Delaware Shares beneficially owned by such Key Company Shareholder (which Key Company Shareholders hold Navitas Delaware Shares sufficient to constitute the Requisite Company Shareholder Approval) within forty-eight (48) hours of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Written Consent by the Key Company Shareholders to the Company, the Company shall deliver to LOKB a copy of such Written Consent in accordance with Section 11.01. Promptly following the receipt of the Requisite Company Shareholder Approval via the Written Consent and delivery to LOKB of a copy of such Written Consent in accordance with Section 11.01, the Company will prepare (subject to the reasonable approval of LOKB) and deliver to the shareholders of the Company who have not executed and delivered the Written Consent a notice thereof along with such other information as is required under the Organizational Documents of the Company and pursuant to applicable Law.

(b) The applicable materials related to the Tender Offer and delivered to the shareholders of the Company, which shall be in form and substance reasonably acceptable to the Company (the “Tender Offer Materials”), and the consent solicitation materials shall each include the Company Recommendation. The parties agree and acknowledge that this delivery of Tender Offer Materials to the shareholders of the Company will constitute publication generally to the shareholders of the terms of the Tender Offer for the purposes of Section 457(2) of the Companies Act. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Recommendation, or fail to include the Company Recommendation in the Consent Solicitation Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the Equity Interests of the Company shall have been commenced by any third party other than LOKB and its affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by LOKB, fail to issue, within ten (10) Business Days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 10.01, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Shareholder to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Company Shareholder Approval in accordance with Section 8.03(a).

8.04 LOKB Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) LOKB shall call and hold, as promptly as practicable (but no later than twenty-five (25) days) after the date on which the Registration Statement becomes effective a meeting of LOKB’s stockholders (including any adjournment or postponement thereof, the “LOKB Stockholders’ Meeting”) to be held to consider (I) approval and adoption of this Agreement and the Transactions (including the consummation of the Tender Offer and the Merger), (II) approval of the issuance of LOKB Class A Common Stock (including shares of LOKB Class A Common Stock subject to LOKB Assumed Warrants, upon exercise thereof) as contemplated by this Agreement and the Subscription Agreements, (III) the second amended and restated LOKB Certificate of Incorporation as set forth on Exhibit F, (IV) the election of the applicable individuals set forth on Exhibit H attached hereto (or such other individuals as LOKB and the Company may agree) to serve as members of the LOKB Board, (V) approval and adoption of the LTIP and (VI) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “LOKB Proposals”), and LOKB shall use its reasonable best efforts to hold the LOKB Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that LOKB shall postpone or adjourn the LOKB Stockholders’ Meeting on one or more occasions for up to forty-five (45) days in the aggregate: (i) if, as of the time for which the LOKB Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of LOKB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the LOKB Stockholders’ Meeting; or (ii) upon the good faith determination by the LOKB Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the LOKB Proposals or otherwise take actions consistent with LOKB’s obligations pursuant to Section 8.09; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, LOKB shall reconvene the LOKB Stockholders’ Meeting as promptly as practicable following such time as the matters described in the foregoing clauses (i) and (ii), as applicable, have been resolved. LOKB shall use its reasonable best efforts to obtain the approval of the LOKB Proposals at the LOKB Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the LOKB Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The LOKB Board shall recommend to its stockholders that they approve the LOKB Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, LOKB shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

8.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and LOKB shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, financial advisors, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor LOKB shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 8.05 shall be kept confidential in accordance with the confidentiality agreement, dated December 20, 2020 (the “Confidentiality Agreement”), between LOKB and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

8.06 Employee Benefits Matters.

(a) The parties shall cooperate (including working with a mutually agreed upon compensation consultant) and use their respective reasonable best efforts to establish an equity incentive award plan of LOKB substantially in the form attached hereto as Exhibit J (the “LTIP”) to be adopted at the LOKB Stockholders’ Meeting and become effective upon the Closing. The resulting equity incentive plan(s) shall have, in the aggregate, an unallocated reserve equal to ten percent (10%) of the post-Closing outstanding LOKB Class A Common Stock; provided, however, that the LTIP shall (i) provide that the unallocated reserve thereunder shall be increased by (A) any LOKB Options granted pursuant to Section 4.01(b) or any shares of LOKB Restricted Stock granted pursuant to Section 4.01(c) and, in each case, then subsequently forfeited by participants following the Closing, and (B) any Earnout Shares issued to Eligible Company Employees with respect to Navitas Ireland Options, Navitas Delaware Options, Navitas Ireland Restricted Shares, Navitas Delaware Restricted Shares, Navitas Ireland Restricted Stock Units or Navitas Delaware Restricted Stock Units pursuant to Section 4.03, and (iii) include an “evergreen” provision pursuant to which the reserved pool shall automatically increase on January 1 of each year following the year in which the Closing occurs by four percent (4%) of the outstanding LOKB Class A Common Stock on each such date.

(b) The Company shall cause all notices to be timely provided to each participant under the 2020 Equity Incentive Plan as required by the 2020 Equity Incentive Plan.

(c) LOKB shall, or shall cause the Surviving Company or its applicable subsidiary to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Company or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, LOKB shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Company or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Surviving Company will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(d) The provisions of this Section 8.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or LOKB, or shall require the Company, LOKB, the Surviving Company or any of their respective subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

8.07 Directors’ and Officers’ Indemnification.

(a) The Organizational Documents of the Surviving Company and Navitas Ireland shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Organizational Documents of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. LOKB further agrees that with respect to the provisions of the Organizational Documents of the Company Subsidiaries

relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, LOKB agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Organizational Documents of the Company in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) The Organizational Documents of LOKB shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the Organizational Documents of LOKB and Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of LOKB, unless such modification shall be required by applicable Law. LOKB further agrees that with respect to the provisions of the Organizational Documents of LOKB as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of LOKB, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, LOKB agrees that it shall indemnify and hold harmless each present and former director and officer of LOKB against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that LOKB would have been permitted under applicable Law, the Organizational Documents of LOKB or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six (6) years from the Effective Time, LOKB shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to LOKB or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall LOKB be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then LOKB will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, LOKB will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and LOKB is unable to obtain the insurance described in this Section 8.07(c) for an amount less than or equal to the Maximum Annual Premium, LOKB will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d) Prior to the Effective Time, LOKB may purchase a prepaid “tail” policy (a “LOKB Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by LOKB’s directors’ and officers’ liability insurance policies (the “LOKB D&O Insurance”). If LOKB elects to purchase such a LOKB Tail Policy prior to the Effective Time, LOKB will maintain such LOKB Tail Policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(e) With respect to any claims that may be made under the Company’s D&O Insurance or the LOKB D&O Insurance or any applicable “tail” policies, (i) prior to the Effective Time, LOKB and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Effective Time, LOKB shall cooperate with any person insured by such policies as reasonably requested by such person. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Effective Time shall be a post-Closing expense of LOKB.

(f) On the Closing Date, LOKB shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and LOKB with the post-Closing directors and officers of LOKB, which indemnification agreements shall continue to be effective following the Closing.

(g) For the avoidance of doubt, any costs incurred by LOKB pursuant to this Section 8.07 shall not constitute a LOKB Transaction Cost.(h)

8.08 Notification of Certain Matters. The Company shall give prompt notice to LOKB, and LOKB shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail. For clarity, the unintentional failure to give notice under this Section 8.08 shall not be deemed to be a breach of covenant under this Section 8.08 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.

8.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 5.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

8.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of LOKB and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange (or such other exchange on which the shares of LOKB Class A Common Stock are then listed), each of LOKB and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, delayed or denied). Furthermore, nothing contained in this Section 8.10 shall prevent LOKB or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 8.10.

8.11 Stock Exchange Listing. LOKB will use its reasonable best efforts to cause the LOKB Class A Common Stock issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on the New York Stock Exchange (or such other exchange on which the shares of LOKB Class A Common Stock are then listed) at Closing. During the period from the date hereof until the Closing, LOKB shall use its reasonable best efforts to keep the LOKB Units, LOKB Class A Common Stock and LOKB Warrants listed for trading on the New York Stock Exchange or another nationally recognized stock exchange.

8.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or anti-competitive effects, through the merger or combination of independent businesses, or otherwise, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. No later than ten (10) Business Days after the date of this Agreement, the respective ultimate parents entities of the Company and LOKB each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. The parties hereto agree to promptly take all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) where practicable, permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 8.12(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

8.13 Trust Account. As of the Effective Time, the obligations of LOKB to dissolve or liquidate within a specified time period as contained in the LOKB Certificate of Incorporation will be terminated and LOKB shall have no obligation whatsoever to dissolve and liquidate the assets of LOKB by reason of the consummation of the Merger or otherwise, and no stockholder of LOKB shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, LOKB shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to LOKB (to be held as available cash for immediate use on the balance sheet of LOKB, and to be used (a) to pay the Company’s and LOKB’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

8.14 Tax Matters(a) . This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of LOKB, Merger Sub and the Company shall (a) use its respective reasonable best efforts to: (i) cause the Tender Offer and the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Tender Offer and the Merger from qualifying as a reorganization as described above, and (b) report the Tender Offer and the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a change in applicable Tax Law after the date hereof, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Tender Offer and the Merger. To the extent the parties reasonably determine the Transactions qualify as a tax-free exchange pursuant to Section 351 of the Code, either in addition to or in lieu of the “reorganization” treatment discussed above, the parties agree to undertake similar obligations as set forth in this Section 8.14 in respect of such tax-free exchange treatment. For Irish tax purposes, the Merger and the Tender Offer are, together, intended to qualify as a reconstruction and/or share exchange to which the provisions of Sections 586 and 587 of the TCA apply. To the extent either party sends any material communication regarding the Transactions to its owners, each party shall (x) allow each other party to review and comment on any such communication (and revise such communication in good faith to reflect any such reasonable comments), and (y) to the maximum extent reasonably permissible in such communication, explicitly state in such communication that (1) the Tax consequences of the Transactions are not free from doubt, (2) none of the parties, their owners, any of their affiliates or any of their Representatives is providing any representation, warranty, advice or assurance regarding the Tax consequences of the Transactions, and (3) each such recipient should consult with and rely solely upon its own Tax advisors as to the Tax consequences of the Transactions.

8.15 LOKB Directors. LOKB shall take all necessary action so that immediately after the Effective Time, the board of directors of LOKB is comprised of the individuals nominated for election in the Registration Statement, with the parties acknowledging that (a) LOKB shall be entitled to designate two individuals for nomination to the LOKB Board effective as of immediately after the Effective Time (each of whom will be nominated for an initial three (3) year term), (b) the Company shall be entitled to designate the remaining members to the LOKB Board effective as of immediately after the Effective Time and (c) the LOKB Board as of immediately following the Effective Time will (i) be classified and comprised of at least seven (7) directors and (ii) meet the independence and other requirements of the New York Stock Exchange (or such other exchange on which the shares of LOKB Class A Common Stock are then listed) and any diversity requirements under applicable Law.

8.16 Audited Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financial Statements”) not later than thirty (30) days after the date of this Agreement.

8.17 Termination of Interested Party Transactions. Except as otherwise agreed to by LOKB, prior to the Effective Time, the Company shall use its reasonable best efforts to terminate, or cause to be terminated, each Interested Party Transaction and Side Letter Agreement, other than those Interested Party Transactions and Side Letter Agreements that expire on their own terms prior to the Effective Time.

8.18 Valuation Analysis. Prior to the effectiveness of the Registration Statement, the Company shall deliver to LOKB a valuation analysis from DLA Piper LLP (US) (the “Valuation Analysis”) that, reasonably and in good faith, allocates the value of the Company Shares as between the Navitas Ireland Shares and the Navitas Delaware Shares and a reliance letter entitling LOKB to rely on such Valuation Analysis. The allocations set forth in the Valuation Analysis shall be expressed as a percentage, with the percentage allocation attributable to the Navitas Ireland Shares being referred to herein as the “Navitas Ireland Percentage” and the percentage allocation attributable to the Navitas Delaware Shares being referred to herein as the “Navitas Delaware Percentage;” provided that if the Valuation Analysis is not reasonably acceptable to LOKB, LOKB may elect to have an independent valuation firm (the “Valuation Firm”) review and evaluate the Valuation Analysis by delivering written notice of such election to the Company. If the Valuation Firm determines that the allocation set forth in the Valuation Analysis is not a reasonable allocation of value, the parties and the Valuation Firm shall use reasonable best efforts to determine the appropriate allocation and the resulting Navitas Ireland Percentage and Navitas Delaware Percentage; provided, however, that if the parties are unable to agree on the appropriate allocation of value by three (3) Business Days prior to the Closing, then the Navitas Ireland Percentage and the Navitas Delaware Percentage shall each be equal to fifty percent (50%). In the event the Valuation Analysis is not timely delivered, LOKB may elect to have the Valuation Firm deliver a valuation analysis setting forth the Navitas Ireland Percentage and the Navitas Delaware Percentage, which valuation analysis shall be final and binding unless otherwise agreed by the parties.

8.19 Company Warrants. The Company shall use its reasonable best efforts to (a) amend each outstanding Company Warrant to the extent necessary to cause such Company Warrant to be (i) released and extinguished in exchange for a LOKB Assumed Warrant pursuant to Section 4.01(d) or (ii) deemed to be exercised (including (A) if applicable, net exercised and following any acceleration thereof (which acceleration may be agreed to by the Company in its sole discretion) and (B) with the Navitas Ireland Shares deemed issued upon such exercise deemed to be tendered into the Tender Offer) no later than immediately prior to the Offer Expiration Time (each of clause (i) or (ii), to the extent applicable and, with respect to the form of such amendment, consented to in writing in advance by LOKB, such consent not to be unreasonably withheld, conditioned, delayed or denied, a “Permitted Warrant Amendment”), or (b) cause (i) the exercise (including the net exercise) of such Company Warrant and the tendering into the Tender Offer of the Navitas Ireland Shares issued upon such exercise, in each case no later than immediately prior to the Offer Expiration Time or (ii) the termination of such Company Warrant prior to the Offer Expiration Time.

8.20 Private Placements. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably conditioned, withheld, delayed or denied), LOKB shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than (x) as a result of any assignment or transfer permitted thereby or (y) in a manner that is not materially adverse to the Company. Subject to the immediately preceding sentence, LOKB shall use its reasonable best efforts to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, and the Company shall reasonably cooperate with LOKB in such efforts; provided, that the Company shall be entitled to exercise any of its rights under any Subscription Agreement in its sole discretion. Additionally, LOKB shall use its reasonable best efforts to (a) comply with its obligations under each Subscription Agreement; (b) confer with the Company regarding timing of the expected closing of the Private Placements; and (c) deliver all notices it is required to deliver under the Subscription Agreements within any time periods specified by the Subscription Agreements. Without limiting the generality of the foregoing, LOKB shall give the Company prompt written notice: (i) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to LOKB; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if LOKB does not expect to receive all or any portion of the purchase price under any Subscription Agreement on the terms, in the manner or from the Private Placement Investors (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby) as contemplated by such Subscription Agreement.

ARTICLE IX

CONDITIONS TO THE MERGER

9.01 Conditions to the Obligations of Each Party. The obligations of the Company, LOKB and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent, constituting the Requisite Company Shareholder Approval, shall have been delivered to LOKB.

(b) LOKB Stockholders’ Approval. The LOKB Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of LOKB in accordance with the Proxy Statement, the DGCL, the LOKB Organizational Documents and the rules and regulations of the New York Stock Exchange (or such other exchange on which the shares of LOKB Class A Common Stock are then listed).

(c) Offer Conditions. The Offer Conditions shall have been satisfied or waived.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Tender Offer and Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Tender Offer or the Merger.

(e) Antitrust Waiting Periods. All required filings under the HSR Act and any other applicable Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions (including the Tender Offer and the Merger) under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The shares of LOKB Class A Common Stock to be issued pursuant to this Agreement (including the Earnout Shares) and, for the avoidance of doubt, in connection with the consummation of the Tender Offer, shall have been approved for listing on the New York Stock Exchange, or another national securities exchange, as of the Closing Date, subject only to official notice of issuance thereof.

9.02 Conditions to the Obligations of LOKB and Merger Sub. The obligations of LOKB and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 5.01 (Organization and Qualification; Subsidiaries), Section 5.03 (Capitalization) (other than clauses (a), (b) and (g) thereof, which are subject to clause (iii) below), Section 5.04 (Authority Relative to this Agreement) and Section 5.23 (Brokers) shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(c) and Section 5.14(v) shall each be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date, (iii) Section 5.03(a), Section 5.03(b) and Section 5.03(g) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 7.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, LOKB, Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to LOKB a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall (i) have occurred following the date of this Agreement and (ii) be continuing and uncured.

(e) Resignation. Other than those persons identified as continuing directors on Exhibit H attached hereto, all members of the Company Board or any board of directors or board of managers, as applicable, of any Company Subsidiary shall have executed written resignations effective as of the Effective Time.

(f) Tax Certificates. At least two (2) days prior to the Closing, the Company shall deliver to LOKB in a form reasonably acceptable to LOKB, a properly executed certification that the Equity Interests of the Company are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by LOKB with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(g) LOKB Net Tangible Assets. LOKB shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the LOKB Organizational Documents.

(h) Private Placements. The sale and issuance by LOKB of LOKB Class A Common Stock in connection with the Private Placements shall have been consummated prior to or in connection with the Effective Time in accordance with the Subscription Agreements.

(i) New Employment Agreements. The New Employment Agreements referenced in Section 5.11(e) shall be in full force and effect and shall not have been modified, amended or terminated without LOKB’s prior written consent.

(j) Company Warrants. Each Company Warrant shall have been (i) terminated, (ii) exercised (including net exercised) in accordance with its terms and with the Navitas Ireland Shares issued upon such exercise having been tendered into the Tender Offer prior to the Offer Expiration Time or (iii) amended pursuant to an applicable Permitted Warrant Amendment prior to the Offer Expiration Time, which Permitted Warrant Amendment shall be in full force and effect, and each such Company Warrant shall not have been further modified, amended, supplemented or terminated without LOKB’s prior written consent; provided, however, that, subject to the Company’s compliance with its obligations under Section 8.19, the condition set forth in this Section 9.02(j) shall not apply to any Company Warrant that is unvested (and not reasonably expected by the Company to become vested in accordance with its terms) and represents a de minimis amount of the outstanding equity interests of the Company as of immediately prior to the Closing.

9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of LOKB and Merger Sub contained in (i) Section 6.01 (Corporate Organization), Section 6.03 (Capitalization) (other than clauses (a), (b) and (e) thereof, which is subject to clause (iii) below), Section 6.04 (Authority Relative to this Agreement) and Section 6.13 (Brokers) shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 6.09(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 6.03(a), Section 6.03(b) and Section 6.03(e) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 7.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, LOKB, Merger Sub or their affiliates and (iv) the other provisions of Article VI shall be true and correct in all respects (without giving effect to any “materiality,” “LOKB Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a LOKB Material Adverse Effect.

(b) Agreements and Covenants. LOKB and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer Certificate. LOKB shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of LOKB, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d).

(d) Material Adverse Effect. No LOKB Material Adverse Effect shall (i) have occurred following the date of this Agreement and (ii) be continuing and uncured.

(e) Trust Fund. LOKB shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to LOKB immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to LOKB in respect of all or a portion of the payment obligations set forth in Section 8.13 and the payment of LOKB’s fees and expenses incurred in connection with this Agreement and the Transactions.

(f) LOKB Cash. The amount of LOKB Cash, minus the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the LOKB Organizational Documents, if any, shall equal or exceed the LOKB Minimum Cash.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders or stockholders, as applicable, of the Company or LOKB, as follows:

(a) by mutual written consent of LOKB and the Company; or

(b) by either LOKB or the Company if the Effective Time shall not have occurred prior to the date that is one hundred eighty (180) days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date; provided, further, that in the event that (i) any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act or any other Antitrust Laws, the Outside Date shall automatically be extended by the length of any such extension or (ii) the Company shall have failed to deliver the PCAOB Audited Financial Statements to LOKB within thirty (30) days of the execution of this Agreement (the “Financial Statement Delivery Date”), the Outside Date shall automatically be extended by one (1) Business Day for each Business Day elapsing from the Financial Statement Delivery Date until the date the PCAOB Audited Financial Statements shall have been delivered by the Company to LOKB, up to a total of thirty (30) additional Business Days; or

(c) by either LOKB or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Tender Offer and the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Tender Offer or the Merger;

(d) by either LOKB or the Company if any of the LOKB Proposals shall fail to receive the requisite vote for approval at the LOKB Stockholders’ Meeting (subject to any adjournment, postponement or recess of such meeting in accordance with the provisions of this Agreement);

(e) by LOKB upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided, that LOKB has not waived such Terminating Company Breach and LOKB and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, LOKB may not terminate this Agreement under this Section 10.01(e) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by LOKB to the Company;

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of LOKB and Merger Sub set forth in this Agreement, or if any representation or warranty of LOKB and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating LOKB Breach”); provided, that the Company has not waived such Terminating LOKB Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating LOKB Breach is curable by LOKB and Merger Sub, the Company may not terminate this Agreement under this Section 10.01(f) for so long as LOKB and Merger Sub continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to LOKB; or

(g) by LOKB if the Company shall have failed to deliver the PCAOB Audited Financial Statements to LOKB within seventy-five (75) days after the execution of this Agreement.

10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Article XI and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

10.03 Expenses. Except as set forth in this Section 10.03 or elsewhere in this Agreement (including in Section 4.04), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that LOKB and the Company shall each pay one-half of the filing fee for the Notification and Report Forms filed under the HSR Act and any other applicable filing fees under any other applicable Antitrust Laws.

10.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

10.05 Waiver. At any time prior to the Effective Time, (a) LOKB may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of LOKB or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of LOKB or Merger Sub contained herein or in any document delivered by LOKB and/or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of LOKB or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE XI

GENERAL PROVISIONS

11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to LOKB or Merger Sub:

Live Oak Acquisition Corp. II

40 S Main Street, Suite 2550

Memphis, Tennessee 38103

Attention: Rick Hendrix

Email: rhendrix@liveoakmp.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin St.

Suite 2500

Houston, TX 77002

Attention: Sarah Morgan; John Kupiec

Email: smorgan@velaw.com; jkupiec@velaw.com

if to the Company:

Navitas Semiconductor Limited

22 Fitzwilliam Square South, Saint Peter’s

Dublin, D02 FH68, Republic of Ireland

Attention: Gene Sheridan

Email: gene.sheridan@navitassemi.com

with a copy to:

DLA Piper LLP

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attn: Jonathan Axelrad; Jeffrey C. Selman and John F. Maselli

E-mail: Jonathan.Axelrad@us.dlapiper.com; Jeffrey.Selman@us.dlapiper.com and John.Maselli@us.dlapiper.com

11.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI and any corresponding definitions set forth in Article I.

11.03 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid or illegal or is otherwise incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.07 and Section 4.03 (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

11.06 Governing Law.

(a) This Agreement and all Actions based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware; provided, however, that the Tender Offer and matters related thereto shall, to the extent required by the Laws of Ireland, and the interpretation of the duties of directors of Navitas Ireland shall, be governed by, and construed in accordance with, the Laws of Ireland.

(b) Subject to the provisions of Section 2.01(e), all legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(d) Navitas Ireland hereby irrevocably appoints Navitas Delaware (the “Process Agent”), and Navitas Delaware hereby accepts such appointment, to receive, for Navitas Ireland and on its behalf, service of process in any proceedings arising out of or relating to this Agreement, the Tender Offer, the Merger or any other Transactions and (ii) consents to receive notice of service of process through service on the Process Agent. If for any reason the Process Agent is prohibited by Law to act as such, Navitas Ireland shall, within thirty (30) days, appoint a substitute Process Agent located in the State of Delaware and give notice of such appointment to LOKB.

11.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Tender Offer and the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware (or if that court does not have jurisdiction, any other court of competent jurisdiction) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. Without limiting the generality of the foregoing, or the other provisions of this Agreement, LOKB acknowledges and agrees that the Company may, without breach of this Agreement, with respect to any Transaction Document to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Document seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Document for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Document.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

11.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 11.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. Notwithstanding the foregoing, nothing in this Section 11.11 shall limit, amend or waive any rights or obligations of any party to any Transaction Document against any other party thereto.

[Signature Page Follows.]

IN WITNESS WHEREOF, LOKB, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIVE OAK ACQUISITION CORP. II

By:	/s/ Gary Wunderlich
Name:	Gary Wunderlich
Title:	President

LIVE OAK MERGER SUB INC.

By:	/s/ Gary Wunderlich
Name:	Gary Wunderlich
Title:	President

NAVITAS SEMICONDUCTOR LIMITED, including as domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC

By:	/s/ Gene Sheridan
Name:	Gene Sheridan
Title:	CEO

Signature Page to Business Combination Agreement and Plan of Reorganization

EXHIBIT A

SHAREHOLDER SUPPORT AGREEMENT

[Intentionally Omitted.]

EXHIBIT B

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

[Attached.]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among [•], a Delaware corporation, f/k/a Live Oak Acquisition Corp. II (the “Company”), Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (the “Sponsor”), and each of the undersigned parties listed under Holder on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, on December 2, 2020, the Company, the Sponsor and certain other security holders named therein entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor and such other holders named therein certain registration rights with respect to certain securities of the Company;

WHEREAS, on [•], 2021, the Company, Live Oak Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland (“Navitas Ireland”) and domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware” and together with Navitas Ireland, “Navitas”), entered into that certain Business Combination Agreement and Plan of Reorganization (the “BCA”), pursuant to which (a) the Company agreed to commence a tender offer for the entire issued share capital of Navitas Ireland other than the Navitas Ireland Restricted Shares (as defined in the BCA) (the “Tender Offer”) and (b) Merger Sub will merge with and into Navitas Delaware (the “Merger”), with Navitas Delaware surviving the Merger as a wholly owned subsidiary of the Company, and as a result of the Tender Offer and the Merger, Navitas will be a wholly owned direct subsidiary of the Company (the “Business Combination”);

WHEREAS, after the closing of the Business Combination, the Holders will own shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and the Sponsor will own warrants to purchase 4,666,667 shares of Common Stock (the “Private Placement Warrants”); and

WHEREAS, the Company and the Holders desire to amend and restate the Existing Registration Rights Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” of a specified Holder means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Holder.

“Agreement” shall have the meaning given in the Preamble.

“BCA” shall have the meaning given in the Recitals.

“Board” shall mean the Board of Directors of the Company.

“Brokerage Trades” shall have the meaning given in subsection 3.1.16 of this Agreement.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least $50 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Earnout Shares” shall have the meaning given in the BCA.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

2

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“Financial Counterparties” shall have the meaning given in subsection 3.1.16 of this Agreement.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Navitas” shall have the meaning given in the Recitals hereto.

“Navitas Delaware” shall have the meaning given in the Recitals hereto.

“Navitas Ireland” shall have the meaning given in the Recitals hereto.

“Permitted Transferee” means with respect to any Holder, (a) any Family Member of such Holder, (b) any Affiliate of such Holder or to any investment fund or other entity controlled or managed by such Holder, (c) any Affiliate of any Family Member of such Holder, and (d) if the undersigned is a corporation, partnership, limited liability company or other business entity, its stockholders, partners, members or other equityholders.

“Piggyback Holder” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

3

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (c) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder, (d) any shares of the Company issued or to be issued to any Holders in connection with the Business Combination, including (i) any Earnout Shares that may become issuable pursuant to the terms and conditions of the BCA, and (ii) as a result of the conversion of shares of Navitas or upon exercise of options or warrants to purchase shares of Navitas that are held by the Holder as of the date of this Agreement, and (e) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when following the date of this Agreement: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

4

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(f) the fees and expenses incurred in connection with the listing of any Registrable Securities on each securities exchange on which the Common Stock is then listed;

(g) the fees and expenses incurred by the Company in connection with any road show for any Underwritten Offerings; and

(h) reasonable fees and expenses of one (1) legal counsel jointly selected by the Demanding Holders initiating an Underwritten Demand, the Requesting Holders participating in an Underwritten Offering and the Holders participating in a Piggyback Registration, as applicable.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1 of this Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Tender Offer” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

5

ARTICLE II.

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Shelf Registration. The Company agrees that, within thirty (30) calendar days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale or other disposition of the Registrable Securities (a “Shelf Registration”), which Shelf Registration may include shares of Common Stock that may be issuable upon exercise of outstanding warrants, or shares that may have been purchased in any private placement that was consummated at the same time as the closing of the Business Combination.

2.1.2 Effective Registration. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the filing thereof. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. Each Holder shall provide the Company, prior to the effectiveness of such Registration Statement, a description of its intended disposition of the Registrable Securities included on such Registration Statement.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.3 hereof, any Demanding Holder may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 hereof (an “Underwritten Demand”). The Company shall, within fifteen (15) days of the Company’s receipt of the Underwritten Demand, notify, in writing, each other Holder that holds Registrable Securities having an aggregate value of at least $1 million of such demand, as well as any other holder of “piggyback” registration rights (a “Piggyback Holder”), and each Holder and Piggyback Holder who thereafter requests to include shares of Common Stock in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder or Piggyback Holder, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) days (one (1) day if such offering is an overnight or bought Underwritten Offering) after the receipt by such Holder or Piggyback Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their shares of Common Stock included in such Underwritten Offering pursuant to such Underwritten Demand. In such event, the right of any Holder or Requesting Holder to registration pursuant to this subsection 2.1.3, shall be conditioned upon such Holder’s or Requesting Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities or such other Requesting Holders’ inclusion of Common Stock in the underwriting to the extent provided herein. All such Holders or Requesting Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating such Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.3 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) days after the closing of an Underwritten Offering.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders (if any) and other persons or entities holding Common Stock or other equity securities of the Company that the

6

Holders have requested to include in such Underwritten Offering, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other equity holders of the Company who desire to sell (if any) in writing that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder has requested be included in such Underwritten Offering, regardless of the number of shares held by each such person, and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), shares of Common Stock or other equity securities of the Company that the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), shares of Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to the provisions of subsection 2.2.2 and Section 2.3 hereof, if, at any time on or after the date the Company consummates a Business Combination, the Company proposes to consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, then the Company shall give written notice of such proposed action to all of the Holders as soon as practicable, which notice shall (a) describe the amount and type of securities to be included, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, and (b) offer to each Holder that holds Registrable Securities having an aggregate value of at least $1 million the opportunity to include such number of Registrable Securities as such Holders may request in writing within two (2) days (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the resale or other disposition of such Registrable Securities in accordance with the

7

intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities of the Company that the Company desires to sell, taken together with (a) the shares of Common Stock or other equity securities of the Company, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which a Piggyback Registration has been requested pursuant to Section 2.2 hereof, and (c) the shares of Common Stock or other equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (1) first, the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (1), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (3) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (1) and (2), the shares of Common Stock or other equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(b) If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Offering (1) first, the shares of Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (1), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (3) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (1) and (2), the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (4) fourth, to the extent that the Maximum Number of Securities has not been reached under the

8

foregoing clauses (1), (2) and (3), the shares of Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the commencement of the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to any such Holder’s withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 hereof.

2.3 Restrictions on Registration Rights. If the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III.

COMPANY PROCEDURES

3.1 General Procedures. The Company shall use its reasonable best efforts to effect such Registration or Underwritten Offering to permit the resale or other disposition of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible and to the extent applicable:

3.1.1 prepare and file with the Commission after the consummation of the Business Combination a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective in accordance with Section 2.1, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

9

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the plan of distribution provided by the Holders and as set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or Underwritten Offering or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement or Underwritten Offering;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

10

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information and provided further, the Company may not (except to the extent required by applicable law) include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which reasonable comments the Company shall consider in good faith;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

11

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;

3.1.16 until the date the Registrable Securities may be sold under Rule 144, in order to permit the Holders to conduct sales (including continuous offerings based on market prices and block trades) of the Registrable Securities (“Brokerage Trades”) through two or more investment banks or other broker-dealers (“Financial Counterparties”): (a) enter into an equity distribution agreement or sales agreement with the Financial Counterparties, in usual and customary form, which shall include, among other provisions, indemnities similar to those in Section 4.1.1 hereof, and representations, covenants and other indemnities and rights and obligations as are customary in equity distribution agreements for issuer “at the market” offering programs (including an obligation of the Company to reimburse the Financial Counterparties for the reasonable expense of one counsel to the Financial Counterparties), (b) notify the Holders of the identities of the Financial Counterparties, (c) to the extent requested by a Financial Counterparty in order to engage in Brokerage Trades, the Company shall allow the Financial Counterparties to conduct customary “underwriter’s due diligence” with respect to the Company, which may be on a periodic “bring down” basis when the Company files periodic or current reports or there is material news about the Company, including (1) by using commercially reasonable efforts to cause its independent certified public accountants to provide to the Financial Counterparties a “cold comfort” letter in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Financial Counterparties, (2) by using commercially reasonable efforts to cause outside counsel to the Company to deliver an opinion in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” letter for such offering, addressed to the Financial Counterparties, and (3) by providing a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the Company addressed to the Financial Counterparties and (d) shall take such other reasonable action as requested by the Financial Counterparties in order to expedite or facilitate the Brokerage Trades;

3.1.17 if Registrable Securities are eligible to be sold pursuant to an effective Registration Statement or without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144, then at the request of a Holder, including in connection with any transfer by a Holder to the account of a DTC participant without prior sale, the Company shall cause the Company’s transfer agent to remove any remaining restrictive legend

12

set forth on such Registrable Securities. In connection therewith, if required by the Company’s transfer agent, the Company shall promptly cause an opinion of counsel to be delivered to and maintained with the Company’s transfer agent, together with any other authorizations, certificates and directions required by the Company’s transfer agent that authorize and direct the Company’s transfer agent to issue such Registrable Securities without any such legend; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Registration Statement or Prospectus in connection with any resale or other disposition of Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

13

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act.

ARTICLE IV.

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, and any brokers, sales agents or placement agents executing sales or distributions of Registrable Securities, and their officers and directors and each person who controls such Underwriters, brokers, sales agents or placement agents (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act), each other Holder (and each other Holder’s directors, officers and agents and each person or entity who controls such other Holder within the meaning of the Securities Act), and the Underwriters, and any brokers, sales agents or placement agents executing sales or distributions of Registrable Securities, and their officers and directors and each person or entity who controls such Underwriters, brokers, sales agents or placement agents (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. For the avoidance of doubt, the obligation to indemnify under this Section 4.1.2 shall be several, not joint and several, among the Holders of Registrable Securities, and the total indemnification liability of a Holder under this Section 4.1.2 shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

14

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably

15

incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V.

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, facsimile or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Navitas Semiconductor Limited, 22 Fitzwilliam Square South, Saint Peter’s, Dublin, D02 FH68, Republic of Ireland, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

16

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder, (b) the parties to those certain Subscription Agreements, dated as of [•], 2021, by and between the Company and certain investors, and (c) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of December 2, 2020, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and

17

conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. For the avoidance of doubt, this Agreement amends and restates and supersedes the Existing Registration Rights Agreement in its entirety.

5.7 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement and (b) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

[Signature Page Follows]

18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

[•]

By:
Name:
Title:

HOLDERS:

Live Oak Sponsor Partners II, LLC

By:
Name:
Title:

[•][1]

By:
Name:
Title:

[1]	Note to Draft: Additional signatories to be limited to Navitas equityholders whose equity consideration would constitute “control securities” under U.S. securities laws.

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT C

SPONSOR LETTER AMENDMENT

[Intentionally Omitted.]

C-1

EXHIBIT D

FORM OF AMENDED AND RESTATED ORGANIZATIONAL DOCUMENTS OF NAVITAS IRELAND

[Intentionally Omitted.]

D-1

EXHIBIT E

FORM OF AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF NAVITAS DELAWARE

[Intentionally Omitted.]

E-1

EXHIBIT F

FORM OF SECOND AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION OF LOKB

[Intentionally Omitted.]

F-1

EXHIBIT G

FORM OF AMENDED AND RESTATED BYLAWS OF LOKB

[Intentionally Omitted.]

G-1

EXHIBIT H

OFFICERS OF NAVITAS DELAWARE AND DIRECTORS AND OFFICERS OF LOKB FOLLOWING THE MERGER

[Intentionally Omitted.]

H-1

EXHIBIT I

FORM OF WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF COMPANY SHAREHOLDERS

[Intentionally Omitted.]

I-1

EXHIBIT J

FORM OF LTIP

[Intentionally Omitted.]

J-1